Exhibit 2.1

Execution Version

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BED BATH & BEYOND, INC.,

FATHOM MERGER SUB, INC.,

AND

FATHOM HOLDINGS INC.

DATED AS OF JUNE 16, 2026

TABLE OF CONTENTS
Page

ARTICLE 1 THE MERGER		2

1.1	The Merger	2
1.2	Closing and Effective Time of the Merger	3

ARTICLE 2 CONVERSION OF SECURITIES IN THE MERGERS		3

2.1	Conversion of Securities	3
2.2	Payment for Securities; Surrender of Certificates	4
2.3	No Dissenter’s Rights	8
2.4	Distributions with Respect to Unexchanged Shares	8
2.5	Fractional Shares.	8
2.6	Further Assurances.	9
2.7	Treatment of Company Equity Awards.	9
2.8	Withholding Rights	12
2.9	Tax Treatment.	12
2.10	Adjustment of Exchange Ratio	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13

3.1	Organization and Qualification; Subsidiaries	13
3.2	Capitalization	14
3.3	Authority	15
3.4	No Conflict	16
3.5	Required Filings and Consents	16
3.6	Compliance With Law	17
3.7	SEC Filings; Financial Statements; Undisclosed Liabilities	17
3.8	Absence of Certain Changes or Events	19
3.9	Employee Benefit Plans	19
3.10	Labor and Other Employment Matters	21
3.11	Contracts	23
3.12	Permits	25
3.13	Litigation	25
3.14	Environmental Matters	26
3.15	Intellectual Property	26
3.16	Data Privacy and Security	28
3.17	Tax Matters	28
3.18	Real Property; Title to Assets	31
3.19	Mortgage Business	31
3.20	Securitization Matters	35
3.21	Anti-Corruption	35
3.22	International Trade	36
3.23	Opinion of Financial Advisor	37

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3.24	Information Supplied	37
3.25	State Takeover Statutes	37
3.26	Related Party Transactions	38
3.27	Insurance	38
3.28	Brokers	38
3.29	No Other Representations or Warranties	38
3.30	No Reliance	39

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		39

4.1	Organization and Qualification; Subsidiaries	40
4.2	Capitalization	40
4.3	Authority	41
4.4	No Conflict	41
4.5	Required Filings and Consents	42
4.6	Compliance With Law	42
4.7	SEC Filings; Financial Statements; Undisclosed Liabilities	42
4.8	Information Supplied	44
4.9	Litigation	44
4.10	No Parent Material Adverse Effect	44
4.11	Brokers	44
4.12	No Prior Activities	45
4.13	Tax Matters	45
4.14	No Other Representations or Warranties	45
4.15	No Reliance	46

ARTICLE 5 COVENANTS		46

5.1	Conduct of Business by the Company Pending the Closing	46
5.2	Conduct of Business by Parent Pending the Closing	49

ARTICLE 6 ADDITIONAL COVENANTS OF THE PARTIES		50

6.1	Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings	51
6.2	Access to Information; Confidentiality	52
6.3	Company Non-Solicitation	53
6.4	Appropriate Action; Consents; Filings	57
6.5	Certain Notices	59
6.6	Stockholder Litigation	59
6.7	Public Announcements	60
6.8	Employee Benefit Matters	60
6.9	Indemnification of Directors and Officers	61
6.10	Section 16 Matters	63
6.11	Listing Matters	63
6.12	Takeover Statutes	64

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6.13	Financing	64
6.14	Financial Statement Assistance	65

ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE MERGERS		65

7.1	Conditions to Obligations of Each Party Under This Agreement	65
7.2	Additional Conditions to Obligations of Parent and Merger Sub	66
7.3	Additional Conditions to Obligations of the Company	67

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		68

8.1	Termination	68
8.2	Effect of Termination	70
8.3	Termination Fees	70

ARTICLE 9 GENERAL PROVISIONS		71

9.1	Non-Survival of Representations and Warranties	71
9.2	Fees and Expenses	71
9.3	Notices	72
9.4	Certain Definitions	73
9.5	Terms Defined Elsewhere	85
9.6	Headings	87
9.7	Entire Agreement	87
9.8	Assignment	87
9.9	Severability	88
9.10	No Third Party Beneficiaries	88
9.11	Mutual Drafting; Interpretation	88
9.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	89
9.13	Counterparts	90
9.14	Specific Performance	90
9.15	Modification or Amendment	91
9.16	Extension; Waiver	91

Exhibits

Exhibit A	Sample Adjusted Exchange Ratio

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MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of June 16, 2026 (this “Agreement”), is by and among Bed Bath & Beyond, Inc., a Delaware corporation (the “Parent”), Fathom Merger Sub, Inc., a North Carolina corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub” and collectively with Parent, the “Parent Parties”), and Fathom Holdings Inc., a North Carolina corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 9.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. The parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”) as a direct wholly owned Subsidiary of Parent in accordance with the applicable provisions of each of the North Carolina Business Corporations Act (the “NCBCA”) and the General Corporation Law of the State of Delaware;

B. The Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (iii) determined to recommend that the Company’s stockholders adopt this Agreement (collectively, the “Company Board Recommendation”);

C. The Board of Directors of Parent (the “Parent Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including each of the Merger and the Parent Share Issuance, are advisable, fair to and in the best interests of Parent and its stockholders and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance;

D. The Board of Directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its sole stockholder and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

E. Concurrently with the execution of this Agreement, each Company D&O Individual and Parent are entering into a Voting and Support Agreement, pursuant to which, among other actions and matters, such Company D&O Individual has agreed to vote all shares of Company Common Stock beneficially owned by such Company D&O Individual in favor of adopting this Agreement and authorizing and approving the Merger; and

F.   For U.S. federal income Tax purposes, the Company, Parent and Merger Sub intend that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Company, Parent and Merger Sub be parties to such reorganization (within the meaning of Section 368(b) of the Code), and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article 1
THE MERGER

1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the NCBCA:

(a) At the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. As a result of the Merger, the Surviving Corporation shall become a direct wholly owned Subsidiary of Parent. The Merger shall have the effects set forth in the applicable provisions of the NCBCA. Without limiting the generality of the foregoing, from and after the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) In connection with the Merger and prior to the Effective Time, Parent shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of shares of Parent Common Stock to permit the issuance of shares of Parent Common Stock to the holders of shares of Company Common Stock as of the Effective Time, subject to and in accordance with the terms of this Agreement.

(c) At the Effective Time, by virtue of the Merger and without any action by the Company, Parent, Merger Sub or any other Person, the certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be identical to the certificate of incorporation and bylaws of Merger Sub (except that the name of the Surviving Corporation shall not be changed), as in effect immediately prior to the Effective Time.

(d) The directors of Merger Sub serving in such positions immediately prior to the Effective Time shall become, as of the Effective Time, the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Unless otherwise determined by Parent in its sole discretion, the officers of the Company serving in such positions immediately prior to the Effective Time shall become, effective as of the Effective Time, the officers of the Surviving Corporation, each until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.2 Closing and Effective Time of the Merger.

(a) The closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of executed documents at 9:00 a.m., New York City time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all of the applicable conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), or at such other time and place as the parties shall agree in writing. The date and time at which the Closing occurs is referred to herein as the “Closing Date”.

(b) On the Closing Date, Parent, Merger Sub and the Company shall cause (i) a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of North Carolina in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the NCBCA and (ii) articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of North Carolina in accordance with the relevant provisions of the NCBCA and shall make all other filings or recordings required under the NCBCA. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of North Carolina, or at such other date and time as is agreed upon by the parties and specified in the Certificate of Merger in accordance with the NCBCA (such time as the Merger becomes effective, the “Effective Time”).

Article 2
CONVERSION OF SECURITIES IN THE MERGERS

2.1 Conversion of Securities.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any capital stock of the Company, Parent, or Merger Sub:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Cancelled Shares), shall be automatically converted into the right to receive, without interest, that number of validly issued, fully paid and non-assessable shares of Parent Common Stock, equal to the Exchange Ratio rounded down to the nearest whole share (after taking into account all shares of Company Common Stock delivered by such holder) pursuant to Section 2.5 and any required withholding of Taxes pursuant to Section 2.8 (“Merger Consideration”).

(ii) All shares of Company Common Stock (other than any Company Cancelled Shares) shall cease to be outstanding and shall be automatically cancelled and shall cease to exist and, as of the Effective Time, each holder of record of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.1(a)(i) and Section 2.2, plus any Fractional Shares Cash Amount to which such holder is entitled in accordance with Section 2.5.

(iii)            All shares of Company Common Stock held by (x) the Company as treasury shares, (y) any Company Subsidiary or (z) Parent or any Parent Subsidiary, in each case, immediately prior to the Effective Time (collectively, the “Company Cancelled Shares”), shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv)          Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           If, prior to the Effective Time, Parent or the Company should split, subdivide, consolidate, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, as applicable, or pay a stock dividend or other stock distribution in the Parent Common Stock or the Company Common Stock, as applicable, or otherwise change the Parent Common Stock or the Company Common Stock, as applicable, into any other securities, or make any other such stock dividend or stock distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, as applicable, then any number or amount contained herein which is based upon the price or the number or fraction of shares of Parent Common Stock or Company Common Stock, as applicable, shall be appropriately adjusted to proportionately reflect such split, combination, stock dividend or other stock distribution or change; provided that nothing in this Section 2.1(b) shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall designate Computershare Trust Company, N.A. to act as the exchange agent for purposes of effecting the payment of the Merger Consideration and the Fractional Shares Cash Amount in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (x) an amount of cash sufficient to deliver the aggregate Fractional Shares Cash Amount and (y) an amount of uncertificated, book-entry shares representing the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, in each case, to which holders of Company Common Stock shall be entitled at the Effective Time pursuant to Section 2.1(a)(i) and Section 2.5, as applicable (such cash and book-entry shares, the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder. Following the Effective Time, Parent shall pay, or shall cause to be paid to the Exchange Agent, from time to time, as needed, cash sufficient to pay the aggregate dividends and other distributions pursuant to Section 2.4. In the event such deposited funds or shares are insufficient to make the payments contemplated pursuant to Section 2.1(a)(i), Section 2.4 and Section 2.5, as applicable, Parent shall promptly deposit, or cause to be deposited, with the Exchange Agent such additional funds or shares, as applicable, to ensure that the Exchange Agent has sufficient funds or shares, as applicable, to make such payments. Earnings from any investment by the Exchange Agent (to be made solely at Parent’s direction) of the cash deposited by Parent with the Exchange Agent pursuant to the second and fourth sentences of this Section 2.2(a) shall be the sole and exclusive property of Parent. No part of such earnings shall accrue to the benefit of holders of Company Common Stock (other than by virtue of receipt of the Merger Consideration and the Fractional Shares Cash Amount pursuant to the terms hereof) and no losses shall alter Parent’s obligation to fully fund the Exchange Fund or cause the Exchange Agent to pay the Merger Consideration and the Fractional Shares Cash Amount in accordance with Section 2.2(b).

(b) Procedures for Surrender; Treatment of Certificates and Book Entry Shares.

(i) Company Certificated Shares. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each Person that was a holder of record of shares of Company Common Stock represented by a certificate (“Company Certificated Shares”) immediately prior to the Effective Time: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificated Shares shall pass, only upon delivery of the Company Certificated Shares to the Exchange Agent, and shall otherwise be in such form as Parent, the Company and the Exchange Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Company Certificated Shares (or affidavits of loss in lieu of the Company Certificated Shares as provided in Section 2.2(f)) in exchange for payment of the Merger Consideration and any Fractional Shares Cash Amount that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.5. Upon surrender of a Company Certificated Shares (or affidavit of loss in lieu of the Company Certificated Shares as provided in Section 2.2(f)) to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Company Certificated Shares, the holder of such Company Certificated Shares shall be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after such surrender, (I) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which the shares of Company Common Stock have been converted pursuant to Section 2.1(a)(i) and (II) in the case of any Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.1(a)(i) and Section 2.5, as applicable, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4, and any Company Certificated Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration and any Fractional Shares Cash Amount is to be made to a Person other than the Person in whose name any surrendered Company Certificated Shares are registered, it shall be a condition precedent of payment that the Company Certificated Shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration and any Fractional Shares Cash Amount to a Person other than the registered holder of the Company Certificated Shares so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Company Certificated Shares. Until surrendered as contemplated hereby, each Company Certificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Shares Cash Amount as contemplated by this Agreement, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4.

(ii) Company Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of shares of Company Common Stock held in book-entry form (“Company Book-Entry Shares”) shall be required to deliver a certificate evidencing such Company Book-Entry Shares or, in the case of holders of Company Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration and any Fractional Shares Cash Amount that such holder is entitled to receive pursuant to Section 2.1(a)(i) and Section 2.5. In lieu thereof, each holder of record of one or more Company Book-Entry Shares held through The Depository Trust Company whose shares of Company Common Stock were converted into the right to receive the Merger Consideration and any Fractional Shares Cash Amount shall automatically, upon the Effective Time, be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which such Company Book-Entry Shares have been converted pursuant to Section 2.1(a)(i) and (B) in the case of the Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.1(a)(i) and Section 2.5, as applicable, together with any dividends or other distributions to which the holder of such Company Book-Entry Shares becomes entitled in accordance with Section 2.4, and any Company Book-Entry Shares shall forthwith be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Company Book-Entry Shares not held through The Depository Trust Company: (I) a letter of transmittal, which shall be in such form as Parent, the Company and the Exchange Agent shall reasonably agree; and (II) instructions for returning such letter of transmittal in exchange for the Merger Consideration and the Fractional Shares Cash Amount. Upon delivery of such letter of transmittal, duly executed and in proper form, with respect to such Company Book-Entry Shares, the holder of such Company Book-Entry Shares shall be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after such delivery, (A) in the case of the Merger Consideration, credit in the stock ledger and other appropriate books and records of Parent for the number of shares of Parent Common Stock into which such Company Book-Entry Shares have been converted pursuant to Section 2.1(a)(i) and (B) in the case of the Fractional Shares Cash Amount, a cash payment in the amount of any Fractional Shares Cash Amount that such holder has the right to receive pursuant to Section 2.1(a)(i) and Section 2.5, as applicable, together with any dividends or other distributions to which such holder of Company Book-Entry Shares becomes entitled in accordance with Section 2.4, and any Company Book-Entry Shares shall forthwith be cancelled. Payment of the Merger Consideration and the Fractional Shares Cash Amount with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Company Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Company Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and the Fractional Shares Cash Amount, in each case as contemplated by this Agreement, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4.

(c) Transfer Books; No Further Ownership Rights in Shares. The shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock pursuant to and in accordance with Section 2.1(a)(i) and Section 2.2, together with any Fractional Share Cash Amount paid in accordance with Section 2.5 and any dividends or other distributions paid or issued in accordance with Section 2.4, shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock. From and after the Effective Time, (i) all holders of Company Common Stock as of immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares of Company Common Stock have been converted pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which the former holders of such shares of Company Common Stock become entitled in accordance with Section 2.4) and the Fractional Shares Cash Amount to which such holders are entitled to receive in accordance with Section 2.5 and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

(d) Post-Effective Time Surrender. If, after the Effective Time, any Company Certificated Shares are presented to Parent or the Surviving Corporation for any reason, such Company Certificated Shares shall be cancelled and exchanged for the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which such holder is entitled in accordance with Section 2.4) and any Fractional Shares Cash Amount to which such holder is entitled to receive pursuant to Section 2.5, as applicable, together with any dividends or other distributions to which the holder of such Company Certificated Shares becomes entitled in accordance with Section 2.4 (in each case, subject to abandoned property, escheat or other similar Laws).

(e) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Company Common Stock on the first anniversary of the Effective Time shall be returned to Parent upon demand, and any such holder of Company Common Stock who has not complied with Section 2.2(b) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration and any Fractional Shares Cash Amount and any dividends or other distributions to which such holders are entitled in accordance with Section 2.4 in respect of such holder’s shares of Company Common Stock. Any Merger Consideration or Fractional Shares Cash Amount remaining unclaimed by the holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claim or interest of any Person previously entitled thereto immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or their respective affiliates will be liable to any holder of Company Common Stock for Merger Consideration (or any dividends or other distributions payable or issuable in connection therewith in accordance with Section 2.4) or any Fractional Shares Cash Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificated Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificated Shares, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a)(i) (together with any dividends or other distributions to which such holder is entitled in accordance with Section 2.4) and any Fractional Share Cash Amount to which the holder is entitled pursuant to Section 2.5. Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration (and any dividends or other distributions payable or issuable in connection therewith in accordance with Section 2.4) or any Fractional Share Cash Amount, require the owner of such lost, stolen or destroyed Company Certificated Shares to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificated Shares alleged to have been lost, stolen or destroyed.

2.3 No Dissenter’s Rights. Pursuant to Article 13 of Chapter 55 of the NCBCA, no holder of any shares of Company Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of, or in connection with, this Agreement or the transactions contemplated hereby, including the Mergers.

2.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.1(a)(i) until such holder shall have complied with the provisions of Section 2.2(b). Subject to escheat, Tax or other applicable Law, following the surrender of any such Company Common Stock in accordance with Section 2.2(b), such holder shall be entitled to receive any such dividends or distributions, without interest, which theretofore had become payable with respect to the Parent Common Stock exchangeable for such Company Common Stock pursuant to Section 2.1(a)(i) (after giving effect to any required Tax withholdings as provided in Section 2.8).

2.5 Fractional Shares. No fractional shares of Parent Common Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.1(a)(i), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to Section 2.1(a)(i) that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock delivered by such holder in accordance with Section 2.2(b)) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the Parent Stock Price (such cash amount, the “Fractional Shares Cash Amount”). Company and Parent acknowledge that payment of any Fractional Shares Cash Amount was not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.6 Further Assurances. From and after the Effective Time, the respective officers of Parent and the Surviving Corporation, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Company or any Parent Party, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or any Parent Party, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation, as applicable, as a result of, or in connection with, the Mergers.

2.7 Treatment of Company Equity Awards.

(a) Treatment of Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(b) Treatment of Company Restricted Stock Awards.

As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time will be assumed by Parent. Each such assumed Company Restricted Stock Award (each, an “Assumed Restricted Stock Award”) will be converted into an award of restricted stock with respect to shares of Parent Common Stock on the same terms and conditions as were applicable to such Company Restricted Stock Award immediately prior to the Effective Time (including with respect to vesting), except that each Assumed Restricted Stock Award will relate to the number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock underlying such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share.

(c) Treatment of Company RSU Awards.

(i) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, and held by any non-employee director of the Company (each, a “Cancelled RSU Award”) will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, fully vest and be converted into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock underlying such Cancelled RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount in accordance with Section 2.5 (the “Company RSU Consideration”).

(ii) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, other than a Cancelled RSU Award, will be assumed by Parent. Each such assumed Company RSU Award (each, an “Assumed RSU Award”) will be converted into an award of restricted stock units with respect to shares of Parent Common Stock on the same terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time (including with respect to vesting), except that each Assumed RSU Award will relate to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share.

(d) Treatment of Company PSU Awards.

(i) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company PSU Award that is subject to vesting based on the achievement of one or more stock price hurdles that is outstanding immediately prior to the Effective Time (each, a “Stock Price Hurdle PSU Award”) and that vests upon the occurrence of the Effective Time based on actual performance through the Effective Time (each, an “Earned PSU Award”) will be cancelled as of the Effective Time and converted into the right to receive, without interest, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock underlying such Earned PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, plus any Fractional Shares Cash Amount in accordance with Section 2.5 (the “Company Earned PSU Consideration”).

(ii) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Stock Price Hurdle PSU Award that has not vested as of the Effective Time based on actual performance through the Effective Time will automatically terminate and be canceled without payment of any consideration to the holder thereof.

(iii) As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or holders thereof, each Company PSU Award (other than a Stock Price Hurdle PSU Award) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by Parent. Each such assumed Company PSU Award (each, an “Assumed PSU Award”) will be converted into an award of performance-based restricted stock units with respect to shares of Parent Common Stock on the same terms and conditions as were applicable to such Company PSU Award immediately prior to the Effective Time, except that each Assumed PSU Award will relate to the number of shares of Parent Common Stock equal to the product of (i) a number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share. Each Assumed Restricted Stock Award, Assumed RSU Award and Assumed PSU Award is referred to herein as an “Assumed Equity Award.”

(e) Double Trigger Acceleration; Share Reservation; Section 409A. Notwithstanding the foregoing, if, at any time during the twelve (12)-month period following the Effective Time, the employment of a holder of any Assumed Equity Award is terminated by Parent, the Surviving Corporation or any of their respective Subsidiaries without Cause (as defined in the applicable Company Equity Plan or award agreement), then all Assumed Equity Awards held by such holder shall become fully vested as of the date of such termination of employment. Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon vesting or settlement of the Assumed Equity Awards assumed pursuant to this Section 2.7. Promptly after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) that registers the offer and sale of the shares of Parent Common Stock issuable upon vesting or settlement of the Assumed Equity Awards and shall use commercially reasonable efforts to keep effective, and maintain a current prospectus meeting the requirements of the Securities Act with respect to, such registration for so long as such Assumed Equity Awards remain outstanding (or, if earlier, until the issuance thereunder of all shares of Parent Common Stock so registered). The transactions contemplated by Section 2.7(e) shall in all cases be effected in a manner intended to comply with Section 409A of the Code.

(f) Plan Administration. Prior to the Effective Time, the Company (or the administrator under the Company Equity Plans, as applicable) shall adopt such resolutions and take such other corporate actions as are necessary or appropriate to effect the treatment of Company Equity Awards contemplated by this Section 2.7.

(g) Payment Procedures. Parent shall cause the Company RSU Consideration and Company Earned PSU Consideration, if any, to holders of Cancelled RSU Awards and Earned PSU Awards, inclusive of the aggregate Fractional Shares Cash Amount payable in the Merger to holders of Cancelled RSU Awards and Earned PSU Awards to be paid as soon as practicable following the Company Merger Effective Time, without interest and less any applicable withholding or other Taxes or other amounts required by Law to be withheld (including but not limited to withholding the issuance or delivery of shares of Parent Common Stock otherwise payable as Merger Consideration to satisfy such obligations).

(h) Company Equity Plan. As of the Effective Time, Parent shall assume the Company’s 2019 Omnibus Stock Incentive Plan with the number of shares reserved and remaining available for issuance thereunder adjusted to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock reserved and remaining available for issuance under the Company’s 2019 Omnibus Stock Incentive Plan immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share.

2.8 Withholding Rights.

Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable Law. The parties shall reasonably cooperate with each other in coordinating the deduction and withholding of any Taxes required to be deducted and withheld under applicable Law. Other than with respect to deductions and withholdings attributable to compensatory payments or a failure to deliver the certificate described in Section 7.2(e), if the Parent or the Surviving Corporation determines that it is required to deduct and withhold with respect to any amounts payable pursuant to this Agreement, the Parent and the Surviving Corporation shall use commercially reasonable efforts to notify the Person in respect of which such deduction and withholding is to be made at least three (3) Business Days prior to making any such deduction or withholding and, to the extent reasonably practicable, cooperate with and provide such Person with a reasonable opportunity to reduce or eliminate such deduction or withholding to the extent permitted by applicable Law. In the event any such deduction and withholding is required to be made in respect of Parent Common Stock to be received by a holder of shares of Company Common Stock in the Merger, such deduction and withholding shall be satisfied by reducing the number of shares of Parent Common Stock to which such holder otherwise would be entitled under this Agreement by a number of shares equal to (x) the dollar amount of such deduction and withholding, divided by (y) the Parent Closing Price. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted by the deducting and withholding party to the applicable Governmental Entity as required by applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.9 Tax Treatment.

(a) Each of Parent, Merger Sub and the Company intends that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and shall, and shall cause its respective affiliates to, use their commercially reasonable efforts to cause the Merger to so qualify and shall not take, or cause to be taken, any action that would reasonably be expected to prevent, preclude or impede the Merger from so qualifying. Each of the parties will notify the other parties promptly after becoming aware of any reason to believe that the Merger may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and agree that the Company, Parent and Merger Sub shall constitute parties to such reorganization (within the meaning of Section 368(b) of the Code).

(c) None of the parties nor any of their affiliates shall take any position for U.S. federal income tax purposes (and applicable state, local and non-U.S. Tax purposes) on any applicable Tax Return or in any applicable Tax contest or audit or in any communication (whether written or unwritten) with any applicable Governmental Entity inconsistent with the Intended Tax Treatment unless required by a final “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law).

(d) Each of the parties shall use all commercially reasonable efforts to obtain, and shall reasonably cooperate with each other in obtaining, any tax opinions that are required in connection with the preparation, filing and delivery of the Joint Proxy Statement/Prospectus or the Registration Statement with respect to the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and such tax opinions shall be in form and substance reasonably satisfactory to the Company and the Parent. In connection with the issuance of any such tax opinions, Parent and the Company shall provide such other information as reasonably requested by counsel for purposes of rendering such tax opinion.

2.10            Adjustment of Exchange Ratio. On the date that is three Business Days prior to the Closing Date, for the purposes of calculating the Exchange Ratio, the Equity Value of the Company shall be reduced by the Equity Value Shortfall (if any) and  the Exchange Ratio shall be adjusted to an amount equal to: (a) the Equity Value of the Company (as reduced by the Equity Value Shortfall), divided by (b) the total number of shares of Company Common Stock outstanding as of the Closing Date, divided by (c) the Parent Stock Price. A sample calculation of the adjustment to the Exchange Ratio pursuant to this Section 2.10 is attached to this Agreement as Exhibit A.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the schedule of exceptions delivered by the Company to Parent (the “Company Schedule of Exceptions”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Schedule of Exceptions as to a specific representation or warranty shall qualify one or more other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections) and (b) as otherwise disclosed or identified in the Company SEC Documents filed or furnished at least two (2) Business Days prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, but including any historical or factual matters disclosed in such sections), the Company hereby represents and warrants to Parent as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries taken as a whole.

(b) The Company has made available or caused to be made available to Parent true and complete copies of (i) any amendments to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of the Company (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. None of the Company or any Company Subsidiary is in violation of any provision of its organizational or governing documents.

(c) Section 3.1(c) of the Company Schedule of Exceptions sets forth a true and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. The Company owns, beneficially and of record, directly or indirectly, all Equity Interests of the Company Subsidiaries free and clear of any Liens other than Permitted Liens.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which, as of the close of business on June 12, 2026 (the “Company Capitalization Date”), there were (i) 34,108,953 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury and (iii) no shares of preferred stock, no par value, of the Company (“Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”). As of the Company Capitalization Date, no shares of Company Preferred Stock are issued and outstanding. No Company Subsidiary owns any shares of Company Stock or has any option or warrant to purchase shares of any Company Stock or any other Equity Interest in the Company. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b) As of the close of business on the Company Capitalization Date, (i) 43,996 shares of Company Common Stock were subject to outstanding Company Options under the Company Equity Plans, (ii) 100,206 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards under the Company Equity Plans, (iii) 1,764,875 shares of Company Common Stock were subject to outstanding Company RSU Awards under the Company Equity Plans, (iv) 337,615 shares of Company Common Stock were subject to outstanding Company PSU Awards under the Company Equity Plans (assuming that, for purposes of any such Company PSU Awards, the applicable performance metrics have been achieved at “target” levels) and (v) 17,803,002 shares of Company Common Stock were reserved for future issuance under the Company Equity Plans for awards not yet granted. All shares of Company Common Stock subject to issuance under the Company Equity Plans have been or, upon issuance prior to the Effective Time, will be issued, on the terms and conditions specified in the instruments pursuant to which they are issuable and in compliance with all applicable Laws, and have been or shall be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Section 3.2(b) of the Company Schedule of Exceptions sets forth the following information with respect to each outstanding Company Equity Award as of the close of business on the Company Capitalization Date: (1) the name (or employee identification number) of the holder thereof; (2) the number of shares of Company Common Stock issuable thereunder (with Company PSU Awards disclosed assuming that applicable performance goals are achieved at each of “target” levels and “maximum” levels); (3) the grant date; (4) the expiration date (if any); (5) the exercise price (if any); (6) the vesting schedule; and (7) with respect to a Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code.1

(c) Except for Equity Interests set forth in Section 3.2(b) and the Company Rights outstanding under the Company Rights Agreement, there are no outstanding Equity Interests or other options, phantom equity, warrants or other rights, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. From the close of business on the Company Capitalization Date until the date hereof, the Company has not issued any Company Stock or other Equity Interests other than Company Common Stock issued upon the exercise or settlement of Company Equity Awards outstanding as of the close of business on the Company Capitalization Date in accordance with their terms.

(d) Except with respect to the Company Equity Awards, there are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Company Stock or other Equity Interests of the Company or any Company Subsidiary.

3.3 Authority. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and, except for affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the adoption of this Agreement (the “Required Company Vote”), no stockholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. The Company has duly and validly executed and delivered this Agreement and, assuming due and valid authorization, execution and delivery by the Parent Parties, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (the “Enforceability Limitations”). The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company. The Company Board has, at a meeting duly called and held, adopted resolutions to give effect to the Company Board Recommendation and resolved to include the Company Board Recommendation in the Proxy Statement.

3.4 No Conflict. Subject to receipt of the Required Company Vote, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under (or an event which with notice or lapse of time or both would become a default under), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract or any Company Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, rights, other occurrences or Liens (other than Permitted Liens) which would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the transactions contemplated hereby, including the Merger, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) be materially adverse to the Company or the Company Subsidiaries, taken as a whole.

3.5 Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Parent Parties, in Section 4.5, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger and the Certificate of Merger as required by the NCBCA, as applicable, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, Securities Act and any other applicable U.S. state or federal securities Laws, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries, taken as a whole.

3.6 Compliance With Law. Neither the Company nor any Company Subsidiary is, or since January 1, 2023, has been in conflict with, default under or in violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that have not been and would not reasonably be expected to be materially adverse to the Company or the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to the Company or any Company Subsidiary have not been, and would not reasonably be expected to be materially adverse to the Company or the Company Subsidiaries, taken as a whole.

3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Company SEC Documents”). No Company Subsidiary is required to make any filings with the SEC.

(b) As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each Company SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the Company Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Company Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes and other presentation items.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company’s management has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents.

(e) The Company and the Company Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other transactions contemplated hereby and (iv) for liabilities and obligations that are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries, taken as a whole.

(f) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

3.8 Absence of Certain Changes or Events. Since January 1, 2025 through the date hereof:

(a) Except for the discussion and negotiation of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) There has not been any Company Material Adverse Effect or any Effect, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any Company Subsidiary that, if taken during the period between the date hereof through the Effective Time, would constitute a breach of, or required Parent’s consent pursuant to, Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e), 5.1(g), 5.1(i), 5.1(j), 5.1(m), 5.1(o), 5.1(p), 5.1(q) or, as it relates to any of the foregoing, 5.1(t).

3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Schedule of Exceptions sets forth a complete and accurate list of each Company Benefit Plan as of the date hereof, excluding (i) any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that (x) does not materially differ from the applicable form set forth on Section 3.9(a) of the Company Schedule of Exceptions, (y) does not provide for (A) any change in control, retention or other payments or benefits that could be triggered by the consummation of the transactions contemplated hereby (either alone or in combination with any other event or the passage of time), or (B) severance payments or benefits and (z) can be terminated upon sixty (60) days’ notice or less without further payment, liability or obligation (other than as required by applicable Laws) and (ii) any individual award agreement evidencing Company Equity Awards that is on a form that does not materially differ from the applicable form set forth on Section 3.9(a) of the Company Schedule of Exceptions. With respect to each Company Benefit Plan scheduled on Section 3.9(a) of the Company Schedule of Exceptions, to the extent applicable, the Company and the Company Subsidiaries have either delivered or made available to Parent prior to the execution of this Agreement true, correct and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten Company Benefit Plans, written descriptions of the material provisions thereof, (ii) the most recent determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto, (vi) all nondiscrimination and compliance testing reports for the most recently completed plan year and (vii) all material non-routine correspondence to and from any Governmental Entity within the last three (3) years.

(b) Each Company Benefit Plan has been established, administered and maintained in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, such Company Benefit Plan has received a determination from the IRS that such Company Benefit Plan is so qualified (or if it is a prototype plan, it has a favorable opinion letter, or if it is a volume submitter plan, it has a favorable advisory letter), and, to the Knowledge of the Company, nothing has occurred since the date of the last such letter that has or would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.

(c) Except as set forth on Section 3.9(c) of the Company Schedule of Exceptions, no Company Benefit Plan is, and none of the Company, any of the Company Subsidiaries or their respective ERISA Affiliates has within the previous six years, sponsored, maintained, contributed to, had any obligation to contribute to, or otherwise had any liability or obligation (whether direct or contingent) under or with respect to: (i) a Multiemployer Plan; (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA whether or not subject thereto) or any other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; or (v) a health or other welfare arrangement that is self-insured by the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has any current or contingent liability or obligation as a consequence of being considered a “single employer” with any other Person under Section 414 of the Code during the past six (6) years.

(d) No Company Benefit Plan provides, and neither the Company nor any of the Company Subsidiaries sponsors, maintains, contributes to or is required to contribute to or has any liability with respect to any post-retirement welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs or (iii) benefits in the nature of severance pay with respect to one or more of the Company Benefit Plans set forth on Section 3.9(a) of the Company Schedule of Exceptions.

(e) No claims, actions, causes of action, suits, litigations, proceedings, arbitrations, mediations, interferences, audits, assessments, hearings or other legal proceedings (including Proceedings but excluding routine claims for benefits) are pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan that would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries.

(f) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby could (alone or in conjunction with any other event) (i) entitle any current or former employee, individual independent contractor, officer or director of the Company or any of the Company Subsidiaries to any compensation or benefits, (ii) increase the amount of any compensation or benefits due to any such individual, (iii) accelerate the vesting, funding or time of payment of any compensation or benefits due to any such individual or under any Company Benefit Plan, or (iv) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) Except as, individually or in the aggregate, has not or would not reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, all required premiums for, or contributions required to be made to, each Company Benefit Plan have been timely made or otherwise properly accrued or adequately reserved for, as applicable, in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

(h) Each Company Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects with all applicable requirements of Sections 409A of the Code. Neither the Company nor any of the Company Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

3.10            Labor and Other Employment Matters.

(a) The Company has provided to Parent a true, complete and accurate list, as of the date hereof, of all employees of the Company and the Company Subsidiaries, showing for each such employee, each as applicable: (i) name or identification number, (ii) job title, (iii) primary work location (city, state (where applicable), and country), (iv) date of hire, (v) base hourly rate or annual salary or other base rate of compensation, (vi) eligibility for commissions, bonuses or other incentive-based compensation payments and amounts paid by the Company or any of the Company Subsidiaries for such incentive-based compensation in the calendar year 2025, (vii) full-time or part-time status, (viii) exempt or non-exempt status under applicable wage and hour laws, (ix) union affiliation, (x) employing entity, and (xi) employment status as active or on leave (including type of leave and anticipated date of return if on leave).

(b) The Company provided to Parent a true, complete and accurate list, as of the date hereof, of all individual independent contractors engaged by or providing services to the Company or any of the Company Subsidiaries, including those providing services through a sole proprietorship or an entity wholly owned and operated by the individual, showing for each individual, each as applicable: (i) their name, (ii) the scope of services they provide, (iii) their primary work location (city, state (where applicable), and country), (iv) their first date of retention, (v) their compensation terms, (vi) the approximate average number of hours they perform work for the Company or any of the Company Subsidiaries per month, and (vii) their engaging entity.

(c) Neither the Company nor any of the Company Subsidiaries is a party to, bound by or negotiating any Collective Bargaining Agreement and no employees of the Company or any of the Company Subsidiaries are represented by a Union or, to the Knowledge of the Company, purported to be represented by a Union in connection with their employment by the Company or any of the Company Subsidiaries. As of the date hereof, there are no and for the past three (3) years have been no (i) Union organizing activities or efforts, (ii) demands of any Union for recognition involving any current or former employee of Company or any of the Company Subsidiaries or (iii) representation proceedings, petitions, or certifications seeking representation pending or threatened against the Company or any of the Company Subsidiaries. There is no, and for the past three (3) years has been no, labor strike, picketing, lockouts, handbillings, material labor dispute or disruption, grievances, material slowdown or concerted work stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.

(d) The Company and the Company Subsidiaries are and for the past three (3) years have been in material compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, hiring, background checks, promotions, terminations, employee privacy, worker classification, health and safety, wage payment, wages and hours, meal and rest periods, overtime, compensation, child labor, immigration and work authorizations, employment harassment and discrimination, retaliation, disability rights or benefits, accommodations, leaves of absence, paid sick leave, equal employment opportunity, fair employment practices, plant closures and layoffs, reductions in force, affirmative action, pay transparency, workers’ compensation, working conditions, labor relations, collective bargaining, discipline, termination, social welfare obligations and unemployment insurance. Neither the Company nor any of the Company Subsidiaries has incurred in the past three (3) years any material liability arising from (i) the failure to pay wages (including overtime wages), (ii) the misclassification of any independent contractors or other non-employee workers, or (iii) the misclassification of any employees as exempt from the overtime requirements of applicable wage and hour Laws.

(e) There are no and for the past three (3) years have been no Proceedings pending, or to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their officers, directors, employees or independent contractors in their capacity as such, based on, arising out of, in connection with, or otherwise relating to (i) the employment or engagement of, termination of employment or engagement of or the failure to employ or engage any person including any applicant for employment, any current or former employee, any current or former individual independent contractor (including those providing or who provided services through sole proprietorships or entities wholly owned and operated by them), any other non-employee service provider (including workers provided through temporary staffing agencies) or (ii) any other labor or employment matter.

(f) To the Knowledge of the Company, no current employee of the Company or any Company Subsidiary with an annualized compensation at or above $100,000, intends to terminate his or her employment.

(g) In the past three (3) years, the Company and the Company Subsidiaries have not implemented or effectuated a “mass layoff” or “plant closings” as defined under Worker Adjustment and Retraining Notification Act of 1988 or by any equivalent foreign or state Law (each a “WARN Act”) or other employment decision sufficient in number to trigger application of an applicable WARN Act. In the past six (6) months, the Company and the Company Subsidiaries have not implemented or effectuated any furlough, layoff affecting more than 15 employees, or material reduction in hours across its or their workforce.

(h) To the Knowledge of the Company, in the past three (3) years, no allegations of sexual harassment, discriminatory harassment, sexual assault, or sexual misconduct have been made or threatened by or against any current or former officer, director, manager, executive or employee or other individual service provider of the Company or the Company Subsidiaries in their capacity as such. In the past three (3) years, the Company and the Company Subsidiaries have not entered into any settlement or separation agreements related to allegations or claims of sexual harassment, discriminatory harassment, sexual assault, or sexual misconduct. The Company and the Company Subsidiaries have promptly and reasonably investigated all sexual harassment, discrimination, sexual assault, sexual misconduct and retaliation allegations of which they are or were aware and have taken appropriate corrective actions with respect to such allegations found to have merit reasonably calculated to prevent further harassment. Neither the Company nor the Company Subsidiaries reasonably expect any material liability with respect to any such allegations and that any such allegations, if known to the public, would bring the Company or any of the Company Subsidiaries into material disrepute.

3.11            Contracts.

(a) Section 3.11(a) of the Company Schedule of Exceptions sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories, other than those Contracts filed with the SEC as an exhibit to any Company SEC Document after January 1, 2025 (such Contracts, the “Filed Material Contracts”):

(i) any joint venture, partnership, strategic alliance, limited liability or other similar Contract related to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company or any Company Subsidiary owns any interest;

(ii) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $100,000 in any one-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(iii)            any purchase, sale or supply Contract that contains “take or pay” provisions, volume requirements or commitments, exclusive or preferred purchasing arrangements, “most favored nation” provisions or promotional requirements.

(iv)           any Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary, or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(v) any Contract that limits the freedom of the Company or any of its affiliates (including Parent and its affiliates after the Effective Time) to engage in any line of business, compete with any Person or purchase, sell, supply or distribute any product or service, in each case, in any geographic area;

(vi)          any Contract related to the acquisition, disposition or other merger, reorganization or business combination that pursuant to which the Company or any Company Subsidiary has any continuing indemnification, guarantee, “earnout” or other contingent, deferred or fixed payment obligations;

(vii)             (A) any Contract relating to indebtedness for borrowed money (including obligations evidenced by bonds, debentures, notes, or similar instruments), (B) any financial guaranty (including any guaranty by the Company or any Company Subsidiary of any obligations of any third party), in each case pertaining to indebtedness and (C) any Liens to which the Company is subject;

(viii)           any Contract with a term exceeding one year after the date of this Agreement which is a financial derivative interest rate hedge with a value in excess of $100,000;

(ix)                any Contract related to any cryptocurrency, tokens or other digital assets;

(x)                 any Collective Bargaining Agreement;

(xi)                any Contract with any Person that is one of the top 10 customers of the Company and its Subsidiaries (as measured by total revenue for the fiscal year ending December 31, 2025) or with any Person that is one of the top 10 vendors of the Company and the Company Subsidiaries (as measured by expenditures for the fiscal year ending December 31, 2025);

(xii)               any Company Real Property Lease that is material to the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted;

(xiii)             any Contract pursuant to which the Company or any Company Subsidiary licenses to or from a third party or otherwise grants or is granted the right to use or exploit Intellectual Property that is material to the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted, except (A) shrink-wrap, click-through or off-the-shelf software licenses, and other licenses of un-customized Software that is commercially available to the public generally with one-time or annual license, maintenance, support and other fees of $50,000 or less, and (B) non-exclusive licenses granted to customers by the Company or any of the Company Subsidiaries in the ordinary course of business;

(xiv)                  any Contract with a Governmental Entity;

(xv)                  any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than a Company Benefit Plan.

(b) Each Filed Material Contract and each Contract of the type described in this Section 3.11(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract in effect as of the date hereof has been made available to Parent (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(c) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the Company Subsidiaries, taken as a whole: (i) each Company Material Contract is a legally valid and enforceable obligation of the Company or the Company Subsidiary party thereto, and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to applicable Enforceability Limitations; (ii) each Company Material Contract is in full force and effect, (iii) none of the Company or any Company Subsidiary is in breach or default under any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound or affected and (iv) neither the Company, any of the Company Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract has terminated or failed to renew any Company Material Contract or given notice of any termination or intent to not renew thereunder, nor, to the Knowledge of the Company, has the other party to a Company Material Contract given any informal indication that it does not intend to renew that agreement on terms substantially the same as, or more favorable to the Company and Company Subsidiaries than, the current agreement.

3.12           Permits. The Company and each Company Subsidiary (a) holds all Permits; (b) has filed all tariffs, reports, notices and other documents with any Governmental Entity, in each case, that is necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (collectively, the “Company Permits”); and (c) is, and since January 1, 2023, has been in compliance with all the terms and conditions of all Company Permits, except where the failure to comply with, to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole. There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Company Permit. Neither the Company nor any Company Subsidiary has, since January 1, 2023, received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Company Permit, nor to the Knowledge of the Company, has any charge, claim or assertion been threatened, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

3.13            Litigation. As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, in each case, for those that are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, or challenges the validity or propriety of the transactions contemplated hereby. Neither the Company nor any of the Company Subsidiaries is subject to any Order that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

3.14          Environmental Matters. Except as has not been or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (a) each of the Company and the Company Subsidiaries is, and since January 1, 2023, has been, in compliance with all Environmental Laws and each has all Environmental Permits necessary for the conduct and operation of their respective businesses, properties and assets, and all such Environmental Permits are in good standing; (b) none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law, in each case, that remains pending or unresolved, and there are no Proceedings pending or, to the Knowledge of the Company, threatened (in writing or orally) against any of the Company or any Company Subsidiary or their respective properties, assets or operations by any Governmental Entity or other Person relating to any Environmental Law; (c) there has been no Release of or exposure of any Person to any Hazardous Substance by the Company, any Company Subsidiary, or, to the Knowledge of the Company, any other Person that has given rise or would reasonably be expected to give rise to any liability of the Company or any Company Subsidiary under Environmental Law, including at, in, on, under or from any Company Leased Real Property or, to the Knowledge of the Company, at, in, on, under or from any real property formerly owned, leased or operated by the Company or any Company Subsidiary; (d) none of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order, or is subject to any judgment, decree or judicial order, relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto; and (e) none of the Company or any Company Subsidiary has assumed by Contract or by operation of Law any liabilities or obligations, or is subject to an outstanding indemnity with respect to any liabilities or obligations, of any other Person under Environmental Law (including any liability or obligation to investigate or remediate any Release of any Hazardous Material). The Company has made available to Parent copies of all reports, audits, assessments, and other similar material documents in the possession of the Company or any Company Subsidiary with respect to the environmental condition of the Company Leased Real Property or the Company’s or any Company Subsidiary’s compliance with Environmental Law.

3.15           Intellectual Property.

(a)             Section 3.15(a) of the Company Schedule of Exceptions sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations, and (iv) internet domain name registrations, in each case that are owned by the Company or any of the Company Subsidiaries (collectively, the “Company Registered Intellectual Property”). Each item of Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, each item of Company Registered Intellectual Property that has been issued or registered is valid and enforceable. No Proceeding is pending or, to the Knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, use, ownership or scope of any Company Registered Intellectual Property (other than office actions in connection with applications for the registration or issuance of any Company Registered Intellectual Property).

(b)             Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, (i) each item of Company Owned Intellectual Property is owned exclusively by the Company or a Company Subsidiary, free and clear of all Liens (other than Permitted Liens), and (ii) none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of Company Subsidiaries in any Intellectual Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, neither the Company nor any of the Company Subsidiaries is infringing, misappropriating, diluting, or otherwise violating, and since January 1, 2023, has not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property rights of any Person. Neither the Company nor any of the Company Subsidiaries has received any charge, complaint, claim, demand, or notice in writing since January 1, 2023 (or earlier, if presently not resolved) alleging that the Company or any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any Person in any material respect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. Neither the Company nor any of the Company Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2023 (or earlier, if presently not resolved) alleging that any Person has infringed, misappropriated, diluted, or otherwise violated any Company Owned Intellectual Property in any material respect.

(d) The Company has used commercially reasonable efforts to protect the confidentiality of all material Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as whole, the Company IT Systems operate and perform as required by the Company and the Company Subsidiaries for the conduct of their businesses as currently conducted. There has not been any material disruption to the business of the Company or any Company Subsidiary as a result of any malfunction or failure of the Company IT Systems since January 1, 2023. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the security and integrity of the Company IT Systems. To the Knowledge of the Company, the Company IT Systems do not contain any Malicious Code.

(f) The Company and the Company Subsidiaries possess the source code for all versions of the Company Software that are currently in use, together with such documentation as is reasonably necessary to enable competent programmers to maintain, support, further develop, and otherwise modify the Company Software.

(g) Neither the Company nor any of the Company Subsidiaries has provided or made available or is required to provide or otherwise make available to any third party, or to escrow with any third party, any source code of the Company Software, other than to employees or contractors engaged by the Company or the Company Subsidiaries who require access to such source code in connection with their employment or engagement and who are subject to written obligations to maintain the confidentiality of such source code. No Company Software incorporates, links to or is distributed with, or otherwise uses any Open Source Software in a manner that subjects the Company Software to the terms of any Open Source Software license that (i) requires the disclosure, licensing or distribution of any source code of such Company Software, (ii) requires that licensees or users of such Company Software be permitted to decompile, disassemble, or reverse engineer such Company Software, or to create derivative works of such Company Software, or (iii) restricts or prohibits the Company or any of the Company Subsidiaries from charging fees to licensees or end users of such Company Software.

3.16              Data Privacy and Security.

(a)              The Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, all third parties with respect to the Processing of Personal Information on behalf of the Company and the Company Subsidiaries (collectively, “Data Partners”), comply, and have since January 1, 2023, complied in all material respects with all applicable (i) public-facing policies, statements, and notices regarding the privacy, security, or Processing of Personal Information (each, a “Privacy Policy”), (ii) contractual commitments governing the privacy, security, or Processing of Personal Information Processed by or on behalf of the Company or Company Subsidiaries, and (iii) Privacy Laws (collectively, “Privacy Requirements”). The Company and each of the Company Subsidiaries have since January 1, 2023, published a Privacy Policy, and such Privacy Policies are and have since January 1, 2023, been, in all material respects, accurate and not misleading or deceptive.

(b)            The Company and each of the Company Subsidiaries have since January 1, 2023, implemented, maintained, and materially complied with, and required all Data Partners to implement and maintain, commercially reasonable technical, physical, and organizational measures designed to protect Personal Information, confidential or proprietary information, and any other material information against Security Incidents. The Company and each of the Company Subsidiaries regularly test their information security program by conducting security audits, penetration tests, and/or vulnerability scans, and the Company and each of the Company Subsidiaries have taken commercially reasonable steps to mitigate vulnerabilities with a severity risk of critical or high identified through such security audits, penetration tests, and/or vulnerability scans, and, to the Knowledge of the Company, no such vulnerabilities remain unremediated. Since January 1, 2023, there has been no material Security Incident impacting Personal Information, confidential or proprietary information, or any other material information processed by or on behalf of the Company or any Company Subsidiary.

(c)           In relation to any Security Incident and/or actual or alleged violation of the Privacy Requirements, neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any Data Partner, has since January 1, 2023 (i) notified or been required by Privacy Laws to notify any Person of a Security Incident, or (ii) received any notice, claim, or complaint from any Person alleging the occurrence of a Security Incident or violation of the Privacy Requirements, or to the Knowledge of the Company, been the subject of any investigation or enforcement action by any Governmental Entity.

(d)            The execution, delivery, and performance of this Agreement and the Merger do not and would not result in a material violation or breach of any Privacy Requirements or otherwise prohibit the transfer of Personal Information to the Parent.

3.17            Tax Matters.

(a)              Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

(ii) all Taxes payable by or with respect to the Company and the Company Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity;

(iii)         all withholding Tax requirements imposed on or with respect to the Company and the Company Subsidiaries have been satisfied in full;

(iv)           no agreements, consents, extensions or waivers of statutes of limitations (or extensions of time to file) have been entered into, given or requested with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary (other than extension of time to file Tax Returns obtained in the ordinary course of business);

(v) no deficiency for any amount of Taxes has been asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary, except for deficiencies that have been resolved in full with no further liability to the Company or any Company Subsidiary or that are being contested in good faith in appropriate Proceedings for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(vi)            there are no audits, examinations, investigations or other Proceedings in progress, pending or threatened in writing by any Governmental Entity with respect to any Taxes of the Company or any Company Subsidiary;

(vii)           no taxing jurisdiction has made an assertion in writing to the Company or any of its Subsidiaries that it believes the Company and/or a Company Subsidiary was required to file a Tax Return that it had not filed, which assertion has not been fully resolved;

(viii)         neither the Company nor any Company Subsidiary (A) is a party to any Tax-allocation, Tax-sharing, Tax-indemnity or similar agreement (not including, for the avoidance of doubt (I) an agreement or arrangement solely between or among the Company and the Company Subsidiaries or (II) any customary commercial contract not primarily related to Taxes and entered into in the ordinary course of business) or (B) has requested or is subject to any IRS private letter ruling or closing agreement (within the meaning of Section 7121 of the Code) or any comparable ruling from or agreement with any other Governmental Entity;

(ix)           neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (B) has any liability for Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor or by contract;

(x) there are no Liens for Taxes upon any property or assets of the Company or the Company Subsidiaries;

(xi)            neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or under a similar provision of state, local, or non-U.S. Tax Law); and

(xii)           neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date hereof.

(b)           None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of the Company’s affiliates has taken or agreed to take any action that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Company is not aware of any agreement, plan or other circumstance that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

3.18             Real Property; Title to Assets.

(a) Section 3.18(a) of the Company Schedule of Exceptions sets forth (i) a true and complete list of all real property that is leased, subleased or otherwise occupied by the Company or any of the Company Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for such Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, guarantees and modifications relating thereto (collectively, the “Company Real Property Leases”). The Company or a Company Subsidiary has valid leasehold interest in the Company Leased Real Property, free and clear of all Liens other than Permitted Liens. The Company Leased Real Property constitutes all real property used, held for use or necessary to be used in connection with the conduct of the business as currently conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Knowledge of the Company there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property, and (ii) no casualty event has occurred in connection with any Company Leased Real Property that has not been remedied in all material respects (including in compliance with the applicable Company Real Property Lease).

(c) The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens); except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.19             Mortgage Business.

(a)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are and have been since January 1, 2023 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their businesses as presently conducted, (ii) since January 1, 2023 through the date of this Agreement, neither Company nor any Company Subsidiaries has received written notice or, to the Knowledge of Company, any other communication from any Governmental Entity alleging any conflict with or breach of any such Governmental Authorization, (iii) since January 1, 2023, neither Company nor any of Company Subsidiaries has received written notice or, to the Knowledge of Company, any other communication from any Governmental Entity regarding any actual, threatened or possible revocation, withdrawal, suspension, cancellation or termination of any such Governmental Authorization and (iv) to the Knowledge of Company, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

(b)              Section 3.19(b) of the Company Schedule of Exceptions sets forth, as of the date hereof, a true and complete list of all material Governmental Authorizations held by Company or any Company Subsidiary and used for the conduct of their business as presently conducted. Other than Encompass Lending Group, LP, no Company Subsidiary is required to be licensed or registered with any Governmental Entity as an originator, owner, broker or servicer of Mortgage Loans.

(c)          The Issuer Entities (i) are each approved as an issuer of the Government National Mortgage Association, a seller/servicer of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and a lender of the Federal Housing Administration, the United States Department of Veterans Affairs and the United States Department of Agriculture, (ii) have not received any written or, to the Knowledge of Company, any oral or other notice of any actual or threatened cancellation or suspension of, or material limitation on, its status as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Authorities, nor to the Knowledge of Company does any circumstance exist that would reasonably be expected to result in such cancellation, suspension or material limitation, and (iii) have not received any written notice indicating that any event has occurred that would reasonably be expected to result in Company or any Company Subsidiary not maintaining its Mortgage Servicing Rights in respect of any Company Servicing Agreement, except, in the case of this clause (iii), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, Company and the Company Subsidiaries have the entire right, title and interest in and to the Mortgage Servicing Rights and the right to service the Mortgage Loans currently being serviced or subserviced by Company or the Company Subsidiaries, including the Issuer Entities, subject to Applicable Requirements and Permitted Liens. Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each servicing advance made by or on behalf of Company or any Company Subsidiary was made, and is reimbursable in accordance with, the applicable Company Servicing Agreement and is a valid and subsisting amount owing to Company or such Subsidiary and (ii) neither Company nor any of its Subsidiaries has received any written notice from an investor, insurer, Company Securitization Trust, or other party in which such investor, insurer, Company Securitization Trust or other party disputes or denies any claim by or on behalf of Company or such Company Subsidiary for reimbursement in connection with a servicing advance.

(e)             Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with Company’s and such Company Subsidiaries’ servicing or, as applicable, subservicing or master servicing, obligations under all Applicable Requirements, including with respect to (A) the collection and application of mortgagor payments, (B) the servicing of adjustable rate Mortgage Loans, (C) the assessment and collection of late charges, (D) the maintenance of escrow accounts, (E) the collection of delinquent or defaulted accounts, including loss mitigation, foreclosure and real-estate owned management, (F) the maintenance of required insurance, including force-placed insurance policies, (G) the communication regarding processing of loan payoffs, (H) the release and satisfaction of mortgages and (I) the assessment and calculation of fees and (ii) through the date of this Agreement, neither Company nor any of the Company Subsidiaries has received written or, to the Knowledge of Company, oral or other notice of any pending or threatened cancellation or partial termination of any Company Servicing Agreement.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Originated Mortgage Loan was underwritten, originated, funded and delivered in accordance with all Applicable Requirements in effect at the time such Company Originated Mortgage Loan was underwritten, originated, funded or delivered, as applicable, (ii) no Company Originated Mortgage Loan is subject to any defect or condition that would allow an investor or Governmental Entity to increase the loss level for such Company Originated Mortgage Loan, seek putback, repurchase or indemnification or seek other recourse or remedies against Company or any of its Subsidiaries, (iii) no facts or circumstances exist that would result in the loss or reduction of any mortgage insurance or guarantee benefit, or claims for recoupment or restitution of payments previously made under any mortgage insurance or guarantee benefit; (iv) to the Knowledge of Company, each appraisal obtained in connection with each Company Originated Mortgage Loan complies with uniform standards of professional appraisal practice in effect at the time the appraisal was conducted; (v) each Company Originated Mortgage Loan was originated as a “qualified mortgage” as defined in Regulation Z (12 CFR §1026.43) and meets the qualified mortgage standards set forth therein; and (vi) no Company Originated Mortgage Loan was classified as a “high cost” loan under the Home Ownership and Equity Protection Act, as amended, or a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable Law (or a similarly classified loan using different terminology under a Law imposing heightened regulatory scrutiny or additional legal liability for Mortgage Loans having high interest rates, points and/or fees).

(g)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, (i) the servicing file for each Company Originated Mortgage Loan owned, or Company Serviced Mortgage Loan serviced, by Company or any Company Subsidiaries as of the date hereof is complete and complies with all Applicable Requirements, (ii) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Company or any Company Subsidiaries under any Company Servicing Agreement or any Applicable Requirements and (iii) no event, condition, or omission has occurred or exists that with or without the passage of time or the giving of notice or both would: (A) constitute a default or breach by Company or such Company Subsidiary under any such Company Servicing Agreement or Applicable Requirements; (B) permit termination of any such Company Servicing Agreement by a third party without the consent of Company or such Company Subsidiary; (C) impose on Company or the Company Subsidiaries sanctions or penalties in respect of any Company Servicing Agreement or any Applicable Requirement; or (D) rescind any insurance policy or reduce insurance or guarantee benefits in respect of any Company Servicing Agreement that would result in a breach or trigger a default of any obligation of Company or its Subsidiaries under any Company Servicing Agreement or Applicable Requirement.

(h)              Prior to the date hereof, Company has made available to Parent the Company Data Tape. The information included in the Company Data Tape is true and correct in all material respects as of the date(s) specified therein.

(i) From January 1, 2023 until the date of this Agreement, there have not been any material deficiencies in any exams or audits of Company or the Company Subsidiaries conducted by any Governmental Entity, mortgage loan investor or insurer.

(j) For purposes of this Agreement:

(i) “Advance Facilities” means any funding arrangement with lenders collateralized, in whole or in part, by advances made by Company or any of its Subsidiaries in its capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable or to enforce remedies, manage and liquidate mortgaged properties or that Company otherwise advances in its capacity as servicer.

(ii) “Applicable Requirements” means, as of the time of reference, (i) all applicable Laws relating to the origination (including the taking, processing and underwriting of the relevant Company Originated Mortgage Loan application, as applicable and the closing or funding of the relevant Company Originated Mortgage Loan, as applicable), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan that is in a Company Securitization Trust, as applicable, at the relevant time, (ii) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan that is in a Company Securitization Trust, (iii) all requirements set forth in the Company Servicing Agreements, (iv) any Orders applicable to any Mortgage Loan that is in a Company Securitization Trust and (v) all legal obligations to, or Contracts with, any insurer, investor, Company Securitization Trust or Governmental Entity, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements of any Governmental Entity and accepted servicing practices, applicable to any Company Originated Mortgage Loan or Company Serviced Mortgage Loan, as applicable.

(iii)              “Company Originated Mortgage Loan” means any Mortgage Loan originated by Company or any of its Subsidiaries at any time since January 1, 2023.

(iv)             “Company Serviced Mortgage Loan” means any Mortgage Loan serviced by an Issuer Entity or any of its Subsidiaries pursuant to a Company Servicing Agreement since January 1, 2023.

(v) “Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, non-objections, expirations and terminations of any waiting period requirements (including pursuant to Antitrust Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Entity.

(vi)              “Company Data Tape” means the data tape, dated as of April 29, 2026, provided by Company to Parent prior to the date hereof in computer tape form with respect to each Company Originated Mortgage Loan and Company Serviced Mortgage Loan held or serviced by Company and the Company Subsidiaries as of such date.

(vii)          “Company Servicing Agreement” means any Contract pursuant to which Company or any of the Company Subsidiaries is obligated to a Governmental Entity or a third party (including any Company Securitization Trust) to service and administer Mortgage Loans.

(viii)            “Issuer Entities” mean Encompass Lending Group, LP.

(ix)             “Mortgage Loan” means any mortgage loan, whether in the form of a mortgage, deed of trust, or other equivalent security instrument that was obtained for consumer, household or family purposes, originated, purchased, serviced or subserviced by Company or any Company Subsidiaries, including forward and reverse mortgage loans.

(x) “Mortgage Servicing Rights” means (i) all rights to administer and service a Mortgage Loan, (ii) all rights to receive fees and income, including any servicing fees, with respect to a Mortgage Loan, (iii) the right to collect, hold and disburse escrow payments or other payments with respect to a Mortgage Loan and any amounts collected with respect thereto and to receive interest income on such amounts to the extent permitted by applicable Laws, Orders or Contract, (iv) all accounts and other rights to payment related to any of the property described in this definition, (v) possession and use of any and all credit and servicing files pertaining to a Mortgage Loan, (vi) to the extent applicable, all rights and benefits relating to the direct solicitation of the obligor under a Mortgage Loan for refinance or modification of such Mortgage Loan and for other ancillary products and (vii) all rights, powers and privileges incident to any of the foregoing, in each case, pursuant to a Company Servicing Agreement.

3.20             Securitization Matters.

(a)            Except for those transactions set forth on Section 3.20(a) of the Company Schedule of Exceptions (the “Company Securitization Transactions”), there are no existing securitization transactions directly involving Mortgage Loans originated or held by Company or any Company Subsidiaries or any securitization transactions with respect to which Company or any Company Subsidiary has any outstanding liabilities or obligations. Each of the Company Securitization Trusts were formed in accordance with, and all transactions between Company or any Company Subsidiaries and any Company Securitization Trust have been consummated in accordance with, all applicable Laws and all Applicable Requirements in all material respects. For the purposes of this Agreement, “Company Securitization Trusts” means the trusts associated with the Company Securitization Transactions.

(b)             In connection with securitizations of Company Originated Mortgage Loans and, to the extent applicable, Company Serviced Mortgage Loans, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and the Company Subsidiaries have provided all material servicer reports, certifications, attestations, certificates and information that were required to be prepared or otherwise provided by Company or the Company Subsidiaries under applicable Laws (including as required under Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time), and pursuant to any Company Servicing Agreement, to the person designated for receipt in the applicable Company Servicing Agreement, on a timely basis.

3.21             Anti-Corruption.

(a)            The Company and each Company Subsidiary and, in each case, any of its respective officers, managers, directors, employees, or, to the knowledge of the Company, any other Person acting on behalf of the Company or any Company Subsidiary, is and, since January 1, 2021, has been in compliance in all material respects with the Anti-Corruption Laws.

(b)             None of the Company or any Company Subsidiary or, in each case, any of its respective officers, managers, directors, employees, nor to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s agents, representatives, or other Persons that act for or on behalf of the Company or any Company Subsidiary has made any corrupt payment or corruptly given, offered, promised, solicited, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person including any Government Official.

(c) None of the Company or any Company Subsidiary has, since January 1, 2021, offered, paid, promised, or authorized any Facilitation Payment to or for the benefit of any Government Official.

(d) None of the Company or any Company Subsidiary has made any voluntary or involuntary disclosure to any Governmental Entity under the Anti-Corruption Laws, and there have been no actual or threatened written or oral inquiries, investigations, or enforcement actions by any Governmental Entity regarding compliance by the Company or any Company Subsidiary, and their respective Company Representatives, with Anti-Corruption Laws, and no Governmental Entity has assessed any fine or penalty against the Company or any Company Subsidiary, and their respective Company Representatives, or issued any warning letter to the Company or any Company Subsidiary, and their respective Company Representatives, with regard to compliance with Anti-Corruption Laws.

(e) The Company and the Company Subsidiaries have established and maintain policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries, and Company Representatives with the Anti-Corruption Laws.

(f) The Company and each Company Subsidiary has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the Company. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed and access to assets is given only in accordance with management’s general or specific authorization, and transactions are recorded as necessary to permit the preparation of financial statements to maintain accountability for assets and accounts.

3.22             International Trade.

(a)             None of the Company or any Company Subsidiary or, in each case, any of its respective officers, managers, directors, employees, nor to the Knowledge of the Company, any of the Company’s or any Company Subsidiary’s agents, representatives, or other Persons that act for or on behalf of the Company or any Company Subsidiary is currently, or since April 24, 2019, has been, (i) a Sanctioned Person; (ii) engaged in any dealings or transactions with, involving or for the benefit of any Sanctioned Person or in or with any Sanctioned Country; or (iii) otherwise in violation of applicable Sanctions.

(b)            The Company and the Company Subsidiaries, and its and their officers, managers, directors, employees, and to the Knowledge of the Company, the Company’s and the Company Subsidiaries’ agents, representatives, and other Persons that act for or on behalf of the Company or the Company Subsidiaries is and, since five years prior to the date of this Agreement, has been in compliance, in all respects, with all Trade Compliance Laws.

(c)           Since April 24, 2019, the Company and the Company Subsidiaries have not made any voluntary or involuntary disclosure to any Governmental Entity regarding the actual or possible violations of Sanctions or Trade Compliance Laws, and there have been no actual or threatened inquiries, investigations, or enforcement actions regarding compliance by the Company or any Company Subsidiary with Sanctions or Trade Compliance Laws, and no Governmental Entity has assessed any fine or penalty against, or issued any warning letter to, the Company or any Company Subsidiary with regard to compliance with Sanctions or Trade Compliance Laws.

(d)            The Company and the Company Subsidiaries have implemented and maintain policies and procedures to promote compliance with Sanctions and Trade Compliance Laws.

(e)             None of the products or materials imported by, for or on behalf of the Company or the Company Subsidiaries, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Entity.

(f) The Company and the Company Subsidiaries are not importing and have not imported, products or materials mined, produced, or manufactured, wholly or in part, with the use of forced labor or mined, produced, or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.

3.23            Opinion of Financial Advisor. The Company Board has received the opinion (the “Company Fairness Opinion”) of Lucid Capital Markets, LLC (the “Company Financial Advisor”) in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date of the Company Fairness Opinion, and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view. The Company shall make available to Parent a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

3.24         Information Supplied. The information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent Parties or any of their respective Parent Representatives for inclusion therein. The information supplied or to be supplied by the Company in writing expressly for inclusion in the Joint Proxy Statement/Prospectus (or any amendment or supplement thereof), which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus  (or any amendment or supplement thereof) is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent Parties or any of their respective Parent Representatives for inclusion therein.

3.25          State Takeover Statutes. No “fair price”, “moratorium”, “business combination”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Merger or the other transactions contemplated by this Agreement.

3.26            Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by the Company, or any Company Subsidiary to, and neither the Company, nor any of the Company Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the shares of Company Common Stock, or any director, officer or employee of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice. Since January 1, 2023, there have been no transactions or contracts between the Company or any Company Subsidiaries, on the one hand, and any affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that have not been so reported.

3.27            Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all insurance policies maintained by the Company or any Company Subsidiary, are in full force and effect and provide insurance in such amounts and against such risks as the management of such party reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid when due; and (b) neither the Company nor any Company Subsidiary is in material breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation or denial of coverage with respect to any material insurance policy.

3.28           Brokers. Except for the Company’s obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

3.29            No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent Parties or the Parent Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person shall have or be subject to any liability or other obligation to the Parent Parties or their respective Parent Representatives or affiliates or any other Person resulting from the Parent Parties’ or the Parent Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Parent Parties or their respective Parent Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Parent Parties or their respective Parent Representatives or in any other form in connection with the transactions contemplated by this Agreement, in each case, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

3.30             No Reliance. The Company acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of Parent and its Subsidiaries with the management of Parent, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of Parent and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of Parent or any of its Subsidiaries, except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article 4 of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of Parent or Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, its Subsidiaries or their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Company is familiar, that except for the representations and warranties set forth in Article 4 or in any certificate delivered in connection with this Agreement, the Company is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and the Company will have no claim against Parent, Merger Sub or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto and (subject to the express representations and warranties of Parent set forth in Article 4) the Company and its Subsidiaries, affiliates, stockholders and representatives expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by Parent or any Person with respect to Parent other than the representations and warranties set forth in this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the schedule of exceptions delivered by Parent to the Company (the “Parent Schedule of Exceptions”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that, disclosure in the Parent Schedule of Exceptions as to a specific representation or warranty shall qualify one or more other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections) and (b) as otherwise disclosed or identified in the Parent SEC Documents filed or furnished at least two Business Days prior to the date hereof (other than forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Parent SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature, but including any historical or factual matters disclosed in such sections), each Parent Party each hereby jointly and severally represent and warrant to the Company as follows:

4.1 Organization and Qualification; Subsidiaries.

(a)              Each Parent Party and each of its Subsidiaries, including Merger Sub (each, a “Parent Subsidiary”) is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent and each Parent Subsidiary, is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent has made available or caused to be made available to the Company true and complete copies of (i) any amendments and any proposed amendments to the Certificate of Incorporation of Parent (the “Parent Charter”) not filed prior to the date hereof with the SEC, (ii) any amendments to the Bylaws of Parent (the “Parent Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Parent Subsidiary that is a “significant subsidiary” (as defined in Regulation S-X promulgated under the Securities Act). Parent is not in material violation of any provision of the Parent Charter or the Parent Bylaws in any material respect.

(c)             Parent owns, beneficially and of record, directly or indirectly, all Equity Interests of each Parent Subsidiary free and clear of any Liens other than Permitted Liens; except where the failure to own such interest has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)            Merger Sub has been newly formed solely for the purpose of engaging in the Merger and has not engaged in any activity other than in connection with the Merger.

4.2 Capitalization.

(a)             The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, of which, as of the close of business on June 12, 2026 (the “Parent Capitalization Date”), there were 74,493,795 shares issued and outstanding and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of the Parent (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Stock”), of which no shares of Parent Preferred Stock are issued and outstanding. No Parent Subsidiary owns any shares of Parent Stock or has any option or warrant to purchase shares of any Parent Stock or any other Equity Interest in Parent. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b)            As of the close of business on the Parent Capitalization Date, Parent has no shares of Parent Common Stock subject to or reserved for issuance, except for shares of Parent Common Stock reserved for future issuance under the Parent Equity Plans for awards not yet granted or pursuant to awards outstanding on such date or pursuant to outstanding warrants outstanding on such date.

(c) Except as described in Section 4.2(b), there are no outstanding Equity Interests or other options, phantom equity, warrants or other rights, relating to or based on the value of any Equity Interests of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue, acquire or sell any Equity Interests of Parent or any Parent Subsidiary. From the close of business on the Parent Capitalization Date until the date hereof, Parent has not issued any Parent Common Stock or other Equity Interests other than Parent Common Stock issued upon the exercise or settlement of Parent Equity Awards outstanding as of the close of business on the Parent Capitalization Date in accordance with their terms.

(d) Except with respect to the Parent Equity Awards, there are no outstanding obligations of Parent or any Parent Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to, any Parent Common Stock or other Equity Interests of Parent or any Parent Subsidiary.

4.3           Authority. Each Parent Party has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including (x) in the case of Parent, the Parent Share Issuance and (y) in the case of Merger Sub, the Merger (subject to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub). The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated hereby, including the Parent Share Issuance (in the case of Parent) and the Merger (in the case of Merger Sub), have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either Parent Party, except for the affirmative vote of Parent as sole stockholder of Merger Sub in favor of the adoption of this Agreement, no stockholder votes are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. Each Parent Party has duly and validly executed and delivered this Agreement and, assuming due and valid authorization, execution and delivery by the other Parent Party and the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Enforceability Limitations.

4.4 No Conflict. None of the execution, delivery or performance of this Agreement by each Parent Party, including the Parent Share Issuance, the Merger or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of Parent or Merger Sub’s certificate of incorporation or bylaws, in each case as amended to the date of this Agreement; and (b) assuming compliance with the matters described in Section 4.5, conflict with or violate any materially applicable Law, except for any such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5              Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by the Parent Parties, including the consummation by Parent of the Parent Share Issuance or by Merger Sub of the Merger, or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger and the Certificate of Merger as required by the NCBCA, as applicable, (b) compliance with any applicable requirements of any Competition Laws, (c) compliance with the applicable requirements of the Exchange Act, Securities Act and any other applicable U.S. state or federal securities Laws, (d) filings with the SEC as may be required by Parent in connection with this Agreement and the transactions contemplated hereby, and (e) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Compliance With Law. Neither Parent nor any Parent Subsidiary is, or since January 1, 2023, has been in conflict with, default under or violation of any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults or violations that have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent or the Parent Subsidiaries, taken as a whole. To the Knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any Parent Subsidiary is pending, nor has any Governmental Entity indicated to Parent an intention to conduct any such investigation, except for such investigations, the outcomes of which if determined adversely to Parent or any Parent Subsidiary have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)             Parent has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act since January 1, 2023 (the “Parent SEC Documents”). No Parent Subsidiary is required to make any filings with the SEC.

(b)             As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)             The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) (the “Parent Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in all material respects, the consolidated financial condition and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the Parent Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of any interim unaudited Parent Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes and other presentation items.

(d)            Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent’s management has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Parent SEC Documents.

(e)             Parent and the Parent Subsidiaries do not have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) required by GAAP to be reflected or reserved on a consolidated balance sheet of Parent (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Parent Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Parent Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other transactions contemplated hereby and (iv) for liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f)                Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s published financial statements or other Parent SEC Documents.

4.8 Information Supplied. The information supplied or to be supplied by Parent in writing expressly for inclusion or incorporation in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Company Representatives for inclusion therein. The information supplied or to be supplied by Parent in writing expressly for inclusion in the Joint Proxy Statement/Prospectus, which shall be included in the Registration Statement, shall not, on the date(s) the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and the stockholders of Parent, respectively, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Company Representatives for inclusion therein.

4.9 Litigation. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Parent, except, in each case, for those that are not and would not reasonably be expected to be, individually or in the aggregate, a Parent Material Adverse Effect or challenges the validity or propriety of the transactions contemplated hereby. Neither Parent nor any Parent Subsidiary is subject to any Order that has or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.10           No Parent Material Adverse Effect. Since January 1, 2025, through the date hereof there has not been any Parent Material Adverse Effect or any Effect, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11           Brokers. Except for Parent’s obligations to Consensus Advisors LLC, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

4.12            No Prior Activities. Except for obligations incurred in connection with its organization and the transactions contemplated hereby, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any Contract with any Person. Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger.

4.13            Tax Matters. None of the Parent, any Parent Subsidiary or, to the Knowledge of the Parent, any of the Parent’s affiliates has taken or agreed to take any action that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parent is not aware of any agreement, plan or other circumstance that would reasonably be expected to prevent, preclude or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

4.14             No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Parent Parties, any of their affiliates or any other Person on behalf of the Parent Parties makes any express or implied representation or warranty with respect to any Parent Party or their respective businesses or with respect to any other information provided, or made available, to the Company or the Company Representatives or the Company’s affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, no Parent Party nor any other Person shall have or be subject to any liability or other obligation to the Company or the Company Representatives or the Company’s affiliates or any other Person resulting from the Company’s or the Company Representatives’ or the Company’s affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or the Company Representatives or the Company’s affiliates, including any information made available in any teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or the Company’s Representatives or in any other form in connection with the transactions contemplated by this Agreement, in each case, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 4.

4.15           No Reliance. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person on behalf of the Company or any of its Subsidiaries, except for the representations and warranties set forth in Article 3 or in any certificate delivered in connection with this Agreement. Without limiting the foregoing, except for the representations and warranties set forth in Article 3 of this Agreement or in any certificate delivered in connection with this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that except for the representations and warranties set forth in Article 3 or in any certificate delivered in connection with this Agreement, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto and (subject to the express representations and warranties of Company set forth in Article 3) Parent and Merger Sub, and their respective affiliates, stockholders and representatives, expressly disclaim reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement.

Article 5
COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 5.1 of the Company Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement or (z) otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each Company Subsidiary to, (I) use commercially reasonable efforts to conduct its operations only in the ordinary course of business consistent with past practice and (II) to preserve substantially intact its business organizations and material assets, to not terminate the services of its and its Subsidiaries’ current officers and key employees, to preserve their respective present relationships and goodwill with material customers and material suppliers and others with whom it has business relations and comply in all material respects with all applicable Laws, except (w) as set forth in Section Article 5 of the Company Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement, or (z) otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions:

(a) amend, modify, waive, rescind or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents or adopt any new stockholder rights plan, “poison pill” antitakeover plan or similar device;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), other than (i) the issuance of Company Common Stock (and the related Company Rights) upon the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect as of the date hereof and (ii) pledges of capital stock of any Company Subsidiaries in connection with the incurrence or refinancing of indebtedness permitted under Section 5.1(h);

(c) sell, pledge, dispose of, transfer, lease, license, abandon, allow to lapse, guarantee or encumber any material property or assets of the Company or any Company Subsidiary (other than transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries), except in the ordinary course of business consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, except (i) the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, exercise and/or settlement of Company Equity Awards outstanding as of the date hereof in accordance with the terms of such awards as in effect on the date hereof or (ii) upon the forfeiture of outstanding Company Equity Awards pursuant to their terms upon the termination of the employment of the holder thereof or otherwise;

(f) merge or consolidate the Company or any Company Subsidiary with any Person, effect a division transaction or statutory conversion, domestication or transfer, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(g) acquire (including by merger, consolidation, share exchange, division transaction, or acquisition of stock or assets) any interest in any Person or assets thereof in each case with value in excess of $100,000, other than the purchase of goods, equipment and other operating assets in the ordinary course of business consistent with past practice;

(h) repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Company Subsidiary);

(j) except in the ordinary course of business consistent with past practice, materially modify or amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract;

(k)             except as otherwise required by applicable Law, the terms of this Agreement or an existing Company Benefit Plan, (i) grant any severance or termination pay to any current or former employee, director, consultant or individual service provider, (ii) increase the compensation or benefits payable to any current or former employee, director, consultant or individual service provider, (iii) establish, modify, enter into, recognize, negotiate, certify or amend, or agree to assume or otherwise be bound by any Collective Bargaining Agreement, (iv) hire, promote or terminate the employment or service relationship of any director or officer, or any employee or other individual service provider who has (or who would have) an annualized total compensation at or above $200,000 (other than a termination for cause), (v) adopt, enter into, terminate or amend any Company Benefit Plan (or any other benefit or compensation plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof), (vi) accelerate the vesting, funding or time of payment of any compensation or other benefit (including a Company Equity Award) with respect to any current or former individual service provider or (vii) grant or pay (or otherwise increase) any change in control, retention, severance, termination or similar pay to its current or former officers, employees, directors or consultants;

(l) implement or announce (i) any employee layoffs, facility closings, reductions in force, furloughs, salary or wage reductions of fifty percent (50%) or more, or reduction of an employee’s hours of fifty percent (50%) or more, (ii) any “mass layoff” or “plant closings” in either case as defined in an applicable WARN Act, or (iii) any other actions that trigger or would reasonably be expected to trigger, individually or in the aggregate, notification requirements of an applicable WARN Act;

(m)            waive, modify or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other restrictive covenant obligation of any current or former employee, officer, director, or independent contractor of the Company or any of the Company Subsidiaries;

(n) (i) waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $100,000, except in the ordinary course of business consistent with past practice and in accordance with their terms, (ii) forgive any loans to directors, officers, employees or any of their respective affiliates or (iii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(o)             make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p)             compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements that involve only the payment of monetary damages by the Company or any Company Subsidiary not in excess of $100,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of a violation of Law by, the Company or any Company Subsidiary;

(q)             (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period for purposes of a material Tax, (iii) adopt or change any material method of Tax accounting, (iv) file any amended material Tax Return, (v) settle or compromise any audit or other proceeding relating to a material amount of Taxes, (vi) agree to an extension of a statute of limitations in respect of any material Taxes (other than in the ordinary course of business or an automatically granted extension to file Tax Returns), (vii) surrender any right to claim a material refund of Taxes, or (viii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law);

(r)             (i) sell, assign, pledge or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse or otherwise dispose of any Company Owned Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any Proceeding concerning any Company Owned Intellectual Property except in the ordinary course of business consistent with past practice;

(s)              make any capital expenditure or expenditures, or enter into any agreement arrangement providing for, or otherwise commit to providing, any capital expenditure or expenditures that exceed, individually or in the aggregate, $100,000; or

(t)               agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.2             Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date hereof and the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, except (w) as set forth in Section 5.2 of the Parent Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement or (z) otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each Parent Subsidiary to, (I) conduct its operations in the ordinary course of business consistent with past practice and (II) use commercially reasonable efforts to preserve substantially intact its business organizations and material assets, to preserve its present relationships and goodwill with material customers, material suppliers and material vendors and others with whom it has significant business relations and to comply with all applicable Laws in all material respects. Without limiting the foregoing, and as an extension thereof, except (w) as set forth in Section 5.2 of the Parent Schedule of Exceptions, (x) as required by applicable Law, (y) as expressly required or contemplated by this Agreement, or (z) otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, directly or indirectly, take any of the following actions:

(a)             amend, modify, waive, rescind or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents or adopt any new stockholder rights plan, “poison pill” antitakeover plan or similar device;

(b)           merge or consolidate Parent or any Parent Subsidiary with any Person, effect a division transaction or statutory conversion, domestication or transfer, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Parent Subsidiary, other than transactions between or among direct or indirect wholly owned Parent Subsidiaries;

(c)             make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity; or

(d)             agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

Article 6
ADDITIONAL COVENANTS OF THE PARTIES

6.1 Preparation of Joint Proxy Statement/Prospectus and Registration Statement; Stockholder Meetings.

(a) As promptly as reasonably practicable after the date hereof, the Company and Parent shall cooperate in preparing the joint proxy statement/prospectus relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to adopt this Agreement (the “Company Stockholders Meeting”) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and the registration statement on Form S-4 (and any amendment or supplement thereto) pursuant to which shares of Parent Common Stock issuable in the Merger (the “Registration Statement”) (including, for the avoidance of doubt, the preparation of any and all financial statements and pro forma financial information required to be included therein), and shall file the Joint Proxy Statement/Prospectus and the Registration Statement with the SEC. Each of Parent and the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable, to ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. The Joint Proxy Statement/Prospectus shall include (i) the Company Board Recommendation, and (ii) the recommendation of the Company Board in favor of approval of any resolution required by Rule 14a-21(c) under the Exchange Act to approve, on an advisory basis, the compensation required to be disclosed in the Registration Statement pursuant to Item 402(t) of Regulation S-K, except to the extent there has been a Change of Company Board Recommendation permitted by Section 6.3 (in the case of the Company Recommendation). Each of the Company and Parent shall use its commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as promptly as practicable after the Registration Statement becomes effective. Each party shall promptly provide the other parties and their legal counsel with copies of any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement and promptly advise one another of any oral comments received from the SEC. Prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other parties a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response), except to the extent such disclosures relate to a Company Acquisition Proposal. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party (except to the extent such disclosures relate to a Company Acquisition Proposal) and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the stockholders of the Company.

(b)             Parent, Merger Sub and the Company shall make all necessary filings with respect to the Merger  and the other transactions contemplated hereby, in each case, as applicable, under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be filed without the approval of the parties (except to the extent such disclosures relate to a Company Acquisition Proposal), which approval shall not be unreasonably withheld, conditioned or delayed; provided that this right of approval shall not apply with respect to documents filed by a party which are incorporated by reference in the Joint Proxy Statement/Prospectus or the Registration Statement.

(c)             The Company shall duly take all action necessary in accordance with the NCBCA, the Company Charter, and the Company Bylaws to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Registration Statement has become effective for the purpose of obtaining the Required Company Vote. The Company agrees that its obligation to hold the Company Stockholders Meeting pursuant to this Section 6.1(c) shall not be affected by any Change of Company Board Recommendation. In connection with such meeting, the Company (i) shall use its commercially reasonable efforts to obtain the Required Company Vote and otherwise comply with all legal requirements applicable to such meeting and (ii) shall not submit any other proposal (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the approval of the transactions contemplated hereby and, if the Company Stockholders Meeting is also the Company’s annual stockholders meeting, proposals customarily brought in connection with the Company’s annual stockholders meeting) to Company stockholders in connection with the Company Stockholders Meeting without the prior written consent of Parent. Notwithstanding the foregoing, if the Company reasonably believes that (A) after good faith consultation with the Company’s outside legal counsel, it is necessary to postpone or adjourn the Company Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) (I) the Company will not receive proxies representing a sufficient number of shares of Company Common Stock to obtain the Required Company Vote, whether or not a quorum is present, or (II) the Company will not have a sufficient number of shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company shall have the right to (after consultation with Parent), and shall upon request by Parent, on one or more occasions, postpone or adjourn the Company Stockholders Meeting for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement and not more than an aggregate of 40 days (in the case of clause (B) of this sentence) or 10 days per adjournment or postponement but no longer than 40 days in the aggregate (in the case of each supplement and amendment subject to clause (A) of this sentence). The Company shall, upon the reasonable request of Parent, advise Parent on a daily basis on each of the last seven Business Days prior to the date of the Company Stockholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Required Company Vote and other matters to be considered at the Company Stockholders Meeting.

6.2             Access to Information; Confidentiality.

(a)            From the date hereof to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 8, the Company shall, and shall cause each Company Subsidiary to: (i) provide to the Parent Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof, (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each Company Subsidiary as Parent or any Parent Representative may reasonably request (other than any of the foregoing that relate to any Company Acquisition Proposal, subject to the disclosure requirements set forth in Sections 6.3); provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company reasonably believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or (C) breach, contravene or violate any applicable Law (including Competition Laws).

(b)         The Company shall not, and shall cause the Company Representatives not to, and Parent shall not, and shall cause the Parent Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby and the integration of the businesses of the Company and Parent. The Mutual Confidentiality Agreement, dated February 13, 2026, by and between Parent and the Company (the “Confidentiality Agreement”) shall apply with respect to information furnished under this Section 6.2 and shall survive any termination of this Agreement.

6.3             Company Non-Solicitation.

(a)            Except as expressly permitted by this Section 6.3, from and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article 8, the Company shall not, and shall cause the Company Subsidiaries and Company Representatives not to: (i) initiate, solicit or knowingly encourage the submission of any Company Acquisition Proposal or any proposal, request or offer that would reasonably be expected to result in a Company Acquisition Proposal, or engage in any discussions or negotiations with respect thereto (other than informing any third party of the existence of the provisions contained in this Section 6.3), (ii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal, (iii) withdraw, change or qualify, in a manner adverse to Parent, the Company Board Recommendation or make, or permit any director or executive officer to make, any public statement in connection with the Company Stockholders Meeting by or on behalf of the Company Board or any committee thereof that would reasonably be expected to have the same effect, (iv) approve, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any merger agreement, acquisition agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal, or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)), a “Change of Company Board Recommendation”). As promptly as possible after the date hereof, the Company agrees that it shall, and shall cause the Company Subsidiaries and Company Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons conducted heretofore with respect to any Company Acquisition Proposal (or that could reasonably be expected to lead to a Company Acquisition Proposal), and request that any such Person promptly return and destroy (and confirm destruction of) all non-public information. The Company shall not terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Company Acquisition Proposal (other than Parent).

(b)            Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date hereof and prior to obtaining the Required Company Vote (i) the Company has received a bona fide unsolicited written Company Acquisition Proposal from a third party, (ii) the Company has not breached in any material respect this Section 6.3 with respect to such Company Acquisition Proposal, and (iii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the third party making such Company Acquisition Proposal, its representatives and potential sources of financing and (B) participate in discussions or negotiations with the third party making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided that the Company shall not, and shall cause the Company Subsidiaries not to, take the actions described in the foregoing clauses (A) and (B) unless the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to take such actions would reasonably be expected to be inconsistent with its duties to the stockholders of the Company; provided, further that the Company (x) shall not, and shall cause the Company Subsidiaries not to and shall instruct the Company Representatives not to, disclose any information to such third party without first entering into a Company Acceptable Confidentiality Agreement with such Person and (y) shall, except to the extent prohibited under Law, provide to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other third party which was not previously provided or made available to Parent as promptly as practicable (and in any event within 24 hours).

(c)            If, at any time following the date hereof, the Company or any Company Subsidiary receives any (i) Company Acquisition Proposal (or inquiry, offer or request for discussions or negotiations that could reasonably be expected to lead to a Company Acquisition Proposal) or (ii) any request for non-public information relating to the Company or any Company Subsidiary, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to a Company Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal, the Company shall promptly (and in any event within 24 hours) (i) notify Parent in writing of such proposal, inquiry or request and (ii) advise Parent if the Company determines to begin providing information in connection with, or to engage in discussions or negotiations concerning, a Company Acquisition Proposal pursuant to Section 6.3(b). Such notice provided by the Company to Parent pursuant to this Section 6.3(c) shall include (I) the identity of the Person making the Company Acquisition Proposal, inquiry, offer or request, (II) a copy of such Company Acquisition Proposal, inquiry, offer or request (which may be redacted to the extent necessary to protect confidential information of the Person or group making such Company Acquisition Proposal, inquiry, offer or request), (III) if available, drafts of any Contract to effectuate such Company Acquisition Proposal (which such drafts may be redacted to the extent necessary to protect confidential information of the Person or group making such Company Acquisition Proposal, inquiry, offer or request), (IV) copies of any financing commitments (but excluding any fee letters that are customarily redacted with respect thereto) received by the Company in connection therewith and (V) if made orally, a reasonably detailed description of such summary of the material terms and conditions of such Company Acquisition Proposal. From the date of this Agreement until the earlier to occur of the valid termination of this Agreement pursuant to and in accordance with Section 8.1 and the Effective Time, the Company shall (i) keep Parent and Merger Sub reasonably informed of the status and any material changes to the material terms and conditions of any such Company Acquisition Proposal, including by providing copies of all amendments and proposed amendments provided to or by such Person (which such copies may be redacted to the extent necessary to protect confidential information of the Person or group making such Company Acquisition Proposal) and (ii) notify Parent promptly (and, in any event, within 48 hours) after it first enters into discussions or negotiations concerning or provides non-public information or data to any Person relating thereto.

(d)            Notwithstanding anything to the contrary contained in Section 6.3(a), if (i) (A) the Company has received a bona fide unsolicited written Company Acquisition Proposal that the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Company Superior Proposal or (B) the Company Board (or any duly authorized committee thereof) determines that a Company Intervening Event has occurred and is continuing and (ii) the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Company Board Recommendation in response to such Company Superior Proposal or Company Intervening Event would reasonably be expected to be inconsistent with its duties to the stockholders of the Company, then the Company Board may, at any time prior to obtaining the Required Company Vote, effect a Change of Company Board Recommendation with respect to such Company Superior Proposal or Company Intervening Event (as applicable) and fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, subject to the requirements of this Section 6.3(d) and Section 6.3(e).

(e)           The Company shall not be entitled to effect a Change of Company Board Recommendation pursuant to Section 6.3(d) unless, in each case:

(i)             the Company shall have provided to Parent at least five (5) Business Days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice shall include, (A) with respect to a Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal (which shall not be required to include the identity of the party making such Company Acquisition Proposal), and a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal (which copy may be redacted to omit any information regarding the identity of the party making such Company Acquisition Proposal), or (B) with respect to a Company Intervening Event, a reasonably detailed summary of the Company Intervening Event that is the basis of such action;

(ii)          during the Company Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent intended to (A) with respect to a Company Acquisition Proposal, cause the relevant proposal to no longer constitute a Company Superior Proposal or, (B) with respect to a Company Intervening Event, permit the Company Board (consistent with its fiduciary duties under applicable Law) to not make a Change of Company Board Recommendation; and

(iii)        the Company Board (or any duly authorized committee thereof) shall have considered any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Company Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Company Notice Period and shall have determined in good faith that (A) the Company Superior Proposal (as applicable) would continue to constitute a Company Superior Proposal or (B) the Company Intervening Event (as applicable) requires the Company Board (consistent with its fiduciary duties under applicable Law) to make a Change of Company Board Recommendation, in each case, if such Company Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Company Superior Proposal offered in writing by the party making such Company Superior Proposal or any material change to the facts and circumstances relating to a Company Intervening Event, as applicable, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(e) with respect to such new written notice, except that the Company Notice Period shall be three (3) Business Days with respect to any such revised Company Superior Proposal, but no such new written notice shall shorten the original Company Notice Period.

(f)            Notwithstanding a Change of Company Board Recommendation or any other provision of this Agreement to the contrary, unless this Agreement has been validly terminated pursuant to and in accordance with Section 8.1, the Company shall cause the transactions contemplated by this Agreement, including the Merger, to be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting in order to obtain the Required Company Vote.

(g)             Nothing contained in this Section 6.3 shall prohibit the Company Board (or any duly authorized committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be a violation of its fiduciary duties. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Board Recommendation.

(h)            Any violation of the restrictions provided in this Section 6.3 by any Company Subsidiary or Company Representative, as applicable, shall be deemed to be a breach of this Section 6.3 by the Company.

(i)            The Company shall promptly inform the Company Representatives of the obligations undertaken in this Section 6.3. Nothing in this Section 6.3 shall affect any other obligation of the Company under this Agreement. Unless this Agreement shall have been earlier validly terminated, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal.

6.4             Appropriate Action; Consents; Filings.

(a)             The Company and Parent shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, (ii) take such actions as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the date hereof, (iii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company, or any of their respective Subsidiaries, in order to effect the Closing by not later than two Business Days prior to the Outside Date, and to avoid any Proceeding by any Governmental Entity (including those in connection with Competition Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iv) cause the satisfaction of all conditions set forth in Article 7, (v) as promptly as practicable, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith (all such fees to be borne 50% by Parent and 50% by the Company), with respect to this Agreement and the Merger required under any Competition Laws, and (vi) as promptly as practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any Competition Laws and any other applicable Law (all such fees to be borne 50% by Parent and 50% by the Company). The Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Joint Proxy Statement/Prospectus and Registration Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and the transactions contemplated by this Agreement and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No party shall consent to any voluntary extension of the Outside Date or otherwise delay the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, conditioned or delayed. No party shall, except as may be consented to in writing by the other parties, directly or indirectly through one or more of its affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 7 or the consummation of the Merger. Notwithstanding anything to the contrary in this Agreement, Parent, the Company, and their respective Subsidiaries, in connection with efforts to avoid or eliminate impediments under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger, are not obligated to (A) propose, negotiate, commit to, and effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries or (B) accept any operational restrictions or otherwise take or commit to take actions that limit the Surviving Corporation’s or any of its Subsidiary’s freedom of action with respect to, or its or their ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries. In addition, Parent, at Parent’s sole discretion, and the Company shall use their respective best efforts to defend through litigation and through appeal on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Outside Date), including seeking to lift or rescind any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case, until the issuance of a final, non-appealable Order. The parties shall jointly develop, consult and cooperate with one another regarding the strategy for obtaining any necessary approval of, or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses), any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 6.4. Notwithstanding anything in this Agreement to the contrary, Parent shall, on behalf of the parties, control and direct all communications and strategy in dealing with any Governmental Entity under Competition Laws; provided that, Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(b)           The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain the third party consents, approvals or waivers identified on Section 3.4 and 3.5 of the Company Schedule of Exceptions (with respect to the Company) and Section 4.4 and 4.5 of the Parent Schedule of Exceptions (with respect to Parent) and the Company and Parent shall coordinate and cooperate in seeking any such consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.4(a), such party shall take any such actions reasonably requested by the other party (at such other party’s sole cost and expense), to minimize any adverse effect upon Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and their respective businesses resulting after, or which would reasonably be expected to result after, the Effective Time from the failure to obtain such consent.

(c)             Without limiting the generality of anything contained in this Section 6.4, and subject to Section 6.6, each party shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger or any of the other transactions contemplated by this Agreement. Each party shall consult and cooperate with the other parties, and shall consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or Proceeding, each party shall permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or Proceeding.

(d)          Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of any other party prior to the consummation of the Merger. Prior to the Effective Time, the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their respective business operations.

6.5            Certain Notices. From and after the date hereof until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Article 8, unless prohibited by applicable Law, each party shall promptly notify the other party of any material Effect that would reasonably be expected to cause any condition to the obligations of any party to effect the Merger or any other transactions contemplated by this Agreement not to be satisfied, including of the breach by a party of, or any other failure of a party to comply with or satisfy any, representation, warranty, covenant, condition or agreement made, or to be complied with or satisfied, by it pursuant to this Agreement which would reasonably be expected, individually or in the aggregate, to result in any condition to the obligations of any party to effect the Merger not to be satisfied (provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice). Any such notice pursuant to this Section 6.5 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 7 have been satisfied or give rise to any right of termination set forth in Article 8.

6.6             Stockholder Litigation.

(a)             The Company shall promptly advise Parent, and give Parent the opportunity to participate in the defense, of any claim, demand, other correspondence related to stockholder litigation against the Company and/or its directors and officers, or any of them, in connection with or relating to the transactions contemplated by this Agreement (collectively, “Company Transaction Litigation”), including the Merger, and shall keep Parent reasonably informed regarding any such Company Transaction Litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Company Transaction Litigation, and shall consider in good faith Parent’s views with respect to such Company Transaction Litigation. The Company shall not issue any supplemental disclosure, make any commitments with respect to, or otherwise settle or agree to settle any such Company Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.6(a), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to any such Company Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Company Transaction Litigation, which the Company shall consider in good faith, but will not be afforded any decision-making power or other authority over such Company Transaction Litigation except for the settlement consent set forth above.

(b)           Parent shall promptly advise the Company, and give the Company the opportunity to participate in the defense, of any claim, demand, other correspondence related to stockholder litigation against Parent and/or its directors and officers, or any of them, in connection with or relating to the transactions contemplated by this Agreement (collectively, “Parent Transaction Litigation”), including the Merger, and shall keep the Company reasonably informed regarding any such Parent Transaction Litigation. Parent shall give the Company the opportunity to consult with Parent regarding the defense or settlement of any such Parent Transaction Litigation, and shall consider in good faith the Company’s views with respect to such Parent Transaction Litigation. Parent shall not issue any supplemental disclosure, make any commitments with respect to, or otherwise settle or agree to settle any such Parent Transaction Litigation without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.6(b), “participate” means that the Company will be kept apprised of proposed strategy and other significant decisions with respect to any such Parent Transaction Litigation by Parent (to the extent that the attorney-client privilege between Parent and its counsel is not undermined), and the Company may offer comments or suggestions with respect to such Parent Transaction Litigation, which Parent shall consider in good faith, but will not be afforded any decision-making power or other authority over such Parent Transaction Litigation except for the settlement consent set forth above.

6.7           Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby that is inconsistent with initial press release (or other release, statement, announcement or other disclosure made in accordance herewith) shall be issued by any party without (x) consulting with the other party prior to the issuance thereof and (y) providing the other party with the opportunity to review and comment upon such communication, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, the rules or regulations of any applicable United States securities exchange, or any Governmental Entity to which the relevant party is subject (in which case the party making such disclosure shall use its commercially reasonable efforts to provide the other party with a meaningful opportunity to review and comment on such disclosure in advance, and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or the Company, as applicable), or (ii) by the Company with respect to any Company Acquisition Proposal or Change of Company Board Recommendation, in each case, in compliance with Section 6.3.

6.8             Employee Benefit Matters.

(a)          If requested by Parent in writing delivered to the Company not less than five Business Days prior to the Closing Date, the Company and each of the Company Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate or terminate the Company’s participation in, as applicable, the Company Benefit Plan, including any plan that is a multiple employer plan, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries (the “401(k) Plan”), or spin-off and terminate the portion of such 401(k) Plan attributable to the Company, in each case, effective as of the day immediately prior to the Closing Date. The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated or the Company’s participation in such 401(k) Plan has been terminated, or the portion attributable to the Company has been spun-off and terminated, as applicable, and the form of such termination documents shall be subject to the reasonable advance approval of Parent. In the event Parent requests the termination of any 401(k) Plan or the Company’s participation in the 401(k) Plan or spin-off and termination of the portion of the 401(k) Plan attributable to the Company, pursuant to this Section 6.8(a), Parent or the applicable Parent Subsidiary shall use commercially reasonable efforts to cause a defined contribution plan that is qualified under Section 401(a) of the Code, that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code and that is established or maintained by Parent or the applicable Parent Subsidiary to permit Continuing Employees to be eligible to participate in such plan as soon as practicable following the Closing Date and to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from current and former employees of the Company and the Company Subsidiaries with respect to such individuals’ account balances (including retirement plan loans, as applicable) under the 401(k) Plan, if elected by any such individuals.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate the employment of, any Continuing Employee for any reason; (ii) require the Company, Parent or the Surviving Corporation to continue any benefit plan or prevent the amendment, modification or termination thereof; or (iii) amend, terminate, establish or create any benefit plan or other employee benefit plans or arrangements. The provisions of this Section 6.8 are solely for the benefit of the parties, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section 6.8 shall create such rights in any such persons.

6.9             Indemnification of Directors and Officers.

(a)          For a period beginning at the Effective Time and ending six years after the Effective Time, the Parent and Surviving Corporation shall, and shall cause their respective Subsidiaries to, indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary (the “Covered Persons”) to the same extent such Covered Persons are indemnified as of the date hereof by the Company or any Company Subsidiary pursuant to applicable Law, the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws (or equivalent organizational or governing documents) of any Company Subsidiary or indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company or any Company Subsidiary for any Proceedings arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary, as applicable, occurring at or prior to the Effective Time. The Parent and Surviving Corporation shall, and shall cause their respective Subsidiaries to, indemnify and hold harmless the Covered Persons to the fullest extent permitted by Law, for acts or omissions occurring in connection with the adoption and approval of this Agreement and the consummation of the transactions contemplated hereby. The Parent and Surviving Corporation shall, and shall cause their respective Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 6.9(a) in accordance with the procedures set forth with respect to any Covered Person in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, or indemnification agreements, if any, in existence on the date hereof with any directors, officers, and employees of the Company or any Company Subsidiary; provided, however, that the Covered Person to whom expenses are advanced shall undertake to repay such advanced expenses, if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification pursuant to this Section 6.9(a). Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9(a) shall continue in effect until the final disposition of such Proceeding.

(b)            For not less than six years from and after the Effective Time, the articles of incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth with respect to any Covered Person, in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, and indemnification agreements, if any, in existence on the date hereof. Such indemnification agreements, if any, in existence on the date hereof with any Covered Person shall be enforceable against the Surviving Corporation as an additional indemnitor, without any further action, and shall continue in full force and effect in accordance with their terms. For not less than six years from the Effective Time, the Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of its or any of its Subsidiaries’ certificates of incorporation or by-laws or similar organizational documents as in effect immediately prior to the Effective Time in any manner that would adversely affect the rights thereunder of any Covered Person. In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation (as applicable) shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation (as applicable) assume the obligations set forth in this Section 6.9, unless such assumption occurs by operation of Law.

(c)             At the Company’s option, the Company may purchase, prior to the Effective Time, a six (6)-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries in effect as of the date hereof with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the annual cost of such “tail policy” may not exceed the 300% of the last annual premium paid by the Company prior to the date hereof with respect to the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies (the “Maximum Annual Premium”). If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company has not purchased such tail policy prior to the Effective Time, for a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one (1) policy year annual premiums in excess of the Maximum Annual Premium in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than the Maximum Annual Premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for the Maximum Annual Premium.

(d)           Following the Effective Time, the obligations under this Section 6.9 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns) without the consent of such affected Covered Person (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be third party beneficiaries of this Section 6.9).

6.10           Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.11           Listing Matters. The Company and Parent shall use their respective commercially reasonable efforts to cause the Company’s securities to be de-listed from the NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with applicable Law. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise or settlement of Assumed Equity Awards) to be approved for listing on the NYSE under the ticker symbol “BBBY”, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, Parent shall submit a listing application with NYSE (the “NYSE Listing Application”) with respect to such shares of Parent Common Stock. Parent shall use its commercially reasonable efforts to have the NYSE Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of NYSE). Each of Parent and Company shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation and submission of the NYSE Listing Application. No submission of, or amendment or supplement to, the NYSE Listing Application shall be made by any party without providing the other parties with a reasonable opportunity to review and comment thereon. In addition, each party agrees to provide the other party and its legal counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from NYSE or its staff with respect to the NYSE Listing Application promptly after receipt of such comments, and any written or oral responses thereto. Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

6.12          Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to vote Company Stock or Parent Common Stock or acquire Parent Common Stock (including any “fair price”, “moratorium”, “business combination”, “control share acquisition” or other similar takeover Law) becomes or is deemed to be applicable to the Company or Parent, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board or Parent or the Parent Board, as applicable, shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

6.13          Financing. Between the date of this Agreement and the Effective Time, each of Parent and the Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts, in connection with any Contract or series of related Contracts relating to indebtedness that becomes or may become due and payable as a result of the transactions contemplated hereby, to the extent that the consummation of the transactions contemplated hereby would result in a breach of or default or event of default (with or without notice or lapse of time, or both) under, or give rise to any consent requirement or any right of termination, cancellation or acceleration of any material obligation, or to loss of a material benefit under, such terms or provisions (including, for the avoidance of doubt, the 2024 Senior Notes), (a) to obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such agreements, or (b) to amend, refinance, renew or replace such indebtedness, in each case to be effective prior to or on the Effective Time, under such agreements on terms mutually agreeable to Parent and the Company (provided that the transactions contemplated hereby shall not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any consent requirement or any right of termination, cancellation or acceleration of any material obligation, or to loss of a material benefit under, any agreement under which such indebtedness is refinanced, renewed or replaced). Notwithstanding the foregoing, (i) between the date of this Agreement and the Effective Time, each of Parent and the Company shall, and shall cause its Subsidiaries to, in connection with any Contract or series of related Contracts set forth on Section 6.13 of the Company Schedule of Exceptions and identified as “Specified Indebtedness” therein (the “Specified Indebtedness”) , cooperate to repay in full such Specified Indebtedness and effectuate the release of all Liens securing such Specified Indebtedness (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties), in each case to be effective prior to or on the Effective Time, under such agreements on terms reasonably satisfactory to Parent and (ii) in the event the requirements with respect to the foregoing clauses (a) and (b) in this section are not satisfied with respect to the 2024 Senior Notes, the Parent shall cause such 2024 Senior Notes to be repaid in full (such obligation to repay the 2024 Senior Notes, the “Parent Payoff Obligation”) and the Company shall facilitate the release of all Liens securing such 2024 Senior Notes (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties). In addition, between the date of this Agreement and the Effective Time, each of Parent and the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate to develop a mutually agreed global financing structure for Parent and its Subsidiaries from and after the Effective Time, and to reasonably cooperate in connection with the arrangement of such financing.

6.14          Director Resignations. Prior to the Closing Date, the Company shall cause to be delivered to Parent resignations, in form and substance reasonably satisfactory to Parent, executed by each director of the Company in office as of immediately prior to the Effective Time, in each case, conditioned and effective upon the Effective Time.

6.15         Financial Statement Assistance. The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent in the preparation of any audited or unaudited financial statements of the Company, and any pro forma financial statements of Parent, that Parent may be required by the applicable rules and regulations of the SEC to include in a Current Report on Form 8-K and/or any registration statement proposed to be filed by Parent with the SEC, or as Parent may otherwise reasonably request. Such cooperation shall include, without limitation, using commercially reasonable efforts to (i) support the auditors of the Company in performing a SAS 100 review (in the case of any interim financial statements) or an audit in accordance with the standards of the Public Company Accounting Oversight Board (in the case of any annual financial statements), including providing all relevant information in the Company’s or its Subsidiaries’ possession, and (ii) cause such auditors to provide drafts and executed versions of customary auditor consents and comfort letters, and otherwise provide customary assistance in the event such financial statements are included or incorporated by reference in the offering documents for any financing proposed to be undertaken by Parent.

Article 7
CONDITIONS TO CONSUMMATION OF THE MERGERS

7.1         Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)             Company Stockholder Approval: The Company shall have obtained the Required Company Vote at the Company Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement);

(b)             No Injunctions or Restraints: The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order or any other action (whether temporary, preliminary or permanent) of a Governmental Entity in any jurisdiction and there shall not be in effect any Law promulgated by a Governmental Entity that remains in effect and that makes the Merger illegal or otherwise prevents the consummation of the Merger (each, a “Legal Impediment”);

(c)             Exchange Listing: The shares of Parent Common Stock to be issued in the Merger shall have been authorized and approved for listing on the NYSE, subject to official notice of issuance; and

(d)            Registration Statement: The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order that has not been withdrawn.

7.2           Additional Conditions to Obligations of Parent and Merger Sub. The respective obligations of each Parent Party to consummate the Mergers shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)             Representations and Warranties of the Company: (i) Any representation or warranty of the Company contained in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) any representation or warranty of the Company contained in Section 3.1(a) (solely with respect to the Company), Section 3.3, Section 3.22(a), Section 3.25 and Section 3.28 shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) any representation or warranty of the Company contained in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, and (iv) any other representation and warranty of the Company contained in Article 3 (except for those representations and warranties set forth in the foregoing clauses (i) through (iii)) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Company Material Adverse Effect;

(b)          Performance of Obligations of the Company: The Company shall have performed or complied in all material respects with all covenants and agreements to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)            No Material Adverse Effect: No Effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)           Certificate: The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying that the conditions provided in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(e)            Payoff Letters. In the event the Parent is required to repay the 2024 Senior Notes pursuant to the Parent Payoff Obligation, the Company shall, at least five (5) Business Days prior to the Closing Date (or such later date the Parent may agree in its sole discretion) , have delivered evidence, reasonably satisfactory to the Parent, that the 2024 Senior Notes will be paid in full at the Closing by Parent, including, a customary executed “payoff letter” or similar customary document providing for the release of any and all Liens securing such 2024 Senior Notes (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties) and (ii) at least five (5) Business Days prior to the Closing Date, the Company shall have delivered evidence, reasonably satisfactory to the Parent, that the Specified Indebtedness will be paid in full at the Closing by Parent, including, without limitation, a customary executed “payoff letter” or similar customary document providing for the release of any and all Liens securing such Specified Indebtedness (including, but not limited to, the filing of all appropriate UCC-3 termination statements, IP security agreement terminations and all other necessary filings to effectuate such release and the return of all possessory collateral in the possession of the applicable secured parties); provided, that the Specified Indebtedness may, subject to the prior written approval of Parent and the Company, be assumed by Parent or one of its Subsidiaries and not paid in full.

(f)           FIRPTA Certificate. The Company shall have delivered to Parent an executed certificate (and related notice to the IRS), in form and substance reasonably satisfactory to the Parent, stating the Company is not, and has not been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Treasury Regulations Section 1.897-2(b), in accordance with Treasury Regulations Section 1.897-2(h) and Treasury Regulations Section 1.1445-2(c)(3); and

(g)         2026 Secured Note Allonge. The Company shall have delivered an allonge in form and substance satisfactory to Parent in respect of the 2026 Secured Note, duly executed by the payee thereunder and all other Persons party to such 2026 Secured Note.

7.3            Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties of Parent: (i) Any representation or warranty of the Parent Parties contained in Sections 4.2(a) and 4.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except for de minimis inaccuracies, (ii) any representation or warranty of the Parent Parties contained in Section 4.1(a) (solely with respect to Parent), Sections 4.2(c) and 4.2(d), Section 4.3, and Section 4.11 shall be true and correct in all material respects (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), (iii) any representation or warranty of the Parent Parties contained in Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date and (iv) any other representation and warranty of the Parent Parties contained in Article 4 (except for those representations and warranties set forth in the foregoing clauses (i) through (iii)) shall be true and correct in all respects (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of such representations and warranties that address matters only as of a particular date or time, as of such date or time), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not be expected to have a Parent Material Adverse Effect;

(b)              Performance of Obligations of the Parent Parties: The Parent Parties shall have performed or complied in all material respects with all covenants and agreements to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)                No Material Adverse Effect: No Effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(d)               Certificate. The Parent shall have delivered to Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying that the conditions provided in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

Article 8
TERMINATION, AMENDMENT AND WAIVER

8.1       Termination. This Agreement may be terminated prior to the Effective Time, and the Mergers and the other transactions contemplated hereby may be abandoned:

(a)             Mutual Consent. By mutual written consent of Parent and the Company.

(b)             Outside Date. By either the Company or Parent if the Effective Time shall not have occurred on or before December 16, 2026 (the “Initial Outside Date”); provided that, if on the Initial Outside Date the conditions set forth in Section 7.1(b) shall not be satisfied but all other conditions to the Closing set forth in Article 7 either have been satisfied (other than conditions that by their nature can only be satisfied on the Closing Date) or waived by Parent, Merger Sub or the Company, as applicable, then the Outside Date shall automatically be extended to December 31, 2026 (the “Extended Outside Date” and together with the Initial Outside Date, the “Outside Date”) unless Parent and the Company mutually agree in writing to an earlier Extended Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose material breach of any of its obligation under this Agreement is the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Initial Outside Date or the Extended Outside Date, as the case may be.

(c)            Legal Impediment. By either the Company or Parent, if any Legal Impediment permanently restraining, enjoining or otherwise prohibiting or making illegal either of the Mergers or otherwise prohibiting the consummation of the Mergers shall have become final and non-appealable such that the condition specified in Section 7.1(b) would not be satisfied at the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose material breach of any of its obligations under this Agreement is the primary cause of, or resulted in, the issuance of such Legal Impediment.

(d)              Required Vote. By either the Company or Parent if the Required Company Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting (as such meeting may have been adjourned or postponed in accordance with this Agreement).

(e)            Change of Company Board Recommendation. By Parent, if (i) the Company Board shall have effected a Change of Company Board Recommendation or (ii) the Company shall have materially breached its obligations under Section 6.3.

(f)             Company Breach. By Parent, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition in Section 7.2 is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.2 prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.2 by the earlier of (x) the Business Day prior to the applicable Outside Date or (y) thirty (30) days following the date of delivery of such written notice to Parent; provided that, Parent may not terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

(g)            Parent Breach. By the Company, if: (i) there has been a breach by any Parent Party of any of their representations, warranties or covenants contained in this Agreement such that any condition in Section 7.3 is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.3 prior to the Outside Date or otherwise is not cured in a manner sufficient to allow satisfaction of the conditions set forth in Section 7.3 by the earlier of (x) the Business Day prior to the applicable Outside Date or (y) at least thirty (30) days following the date of delivery of such written notice to Parent; provided that, the Company may not terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

(h)             Superior Proposal. By the Company, if and only if, prior to the receipt of the Required Company Vote, the Company Board shall have authorized the Company to enter into a definitive agreement with respect to a Company Superior Proposal in compliance with the terms and conditions set forth in Section 6.3, provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) to Parent the Company Termination Fee as specified in Section 8.3(a).

8.2           Effect of Termination. In the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 8.1, written notice thereof shall be given by the terminating party to the other parties specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of any party or their respective Subsidiaries, officers, directors, Parent Representatives or Company Representatives, as applicable, except with respect to Section 6.2(b), Section 6.7, this Section 8.2, Section 8.3 and Article 9. Notwithstanding anything herein to the contrary, nothing herein shall relieve any party for liabilities or damages incurred or suffered (including the loss to the stockholders of Parent or Company, as applicable, of the benefits of the transactions contemplated by this Agreement) as a result of a Willful and Material Breach or Fraud by the Company, on the one hand, or a Parent Party, on the other hand. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

8.3             Termination Fees.

(a)            If this Agreement is terminated by the Company pursuant to Section 8.1(h) then the Company shall pay, or cause to be paid, to Parent prior to or concurrently with such termination a termination fee equal to $2,000,000 (the “Company Termination Fee”).

(b)             If this Agreement is terminated by Parent pursuant to Section 8.1(d), Section 8.1(e) or Section 8.1(f) and, in any such case, (i) a Company Acquisition Proposal shall have been publicly disclosed or announced or made known to the Company Board or senior management of the Company, and shall not have been withdrawn, in each case, after the date hereof and prior to the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(d)) or the date of such termination (in the case of a termination pursuant to Section 8.1(e) or Section 8.1(f)) and (ii) within twelve (12) months following such termination, the Company or any Company Subsidiary enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee no later than three (3) Business Days following the consummation of such transaction. For purposes of this Section 8.3(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 9.4, except that the references to “15%” shall be deemed to be references to “50%”.

(c)             If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) (or by Parent or the Company pursuant to any other provision of Section 8.1 at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(d)) then the Company shall reimburse Parent for its reasonably documented out-of-pocket fees and expenses incurred in connection with this Agreement, the Merger, and the transactions contemplated hereby, in an amount not to exceed $1,000,000 (the “Parent Expense Reimbursement”), such reimbursement to be paid no later than two (2) Business Days following such termination; provided, that the payment by the Company of the Parent Expense Reimbursement pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee (less any Parent Expense Reimbursement previously paid to Parent by the Company).

(d)            All payments under this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(e)            Each of the parties acknowledges and agrees (i) that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) that without these agreements the parties would not enter into this Agreement, and (iii) that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Company Termination Fee is payable; provided, that no payment of the Company Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of Willful and Material Breach or Fraud. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(f)           If the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, the Company shall pay to Parent, together with the Company Termination Fee, (A) interest on the Company Termination Fee, from the date of termination of this Agreement at a rate per annum equal to the Prime Rate and (B) Parent’s costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding.

Article 9
GENERAL PROVISIONS

9.1        Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

9.2          Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that simultaneous with the Closing, Parent shall pay or cause to be paid all Expenses of the Company and all other accrued but unpaid professional service provider fees and expenses of the Company and the Company Subsidiaries as of the Closing Date (collectively, the “Company Closing Payments”), in each case directly to the Persons to whom such amounts are owed by wire transfer of immediately available funds. At least two (2) Business Days prior to the Closing, the Company shall deliver to Parent a schedule setting forth in reasonable detail all Company Closing Payments (which amounts may be based on good faith estimates to the extent final invoices are not yet available), including the amounts thereof and wire transfer instructions for payment thereof. To the extent that the actual amount of any Company Closing Payment exceeds the estimated amount paid at the Closing, Parent shall promptly (and in any event within five (5) Business Days following receipt of the applicable final invoice) pay or cause to be paid such excess amount directly to the applicable service provider. For the avoidance of doubt, (i) the Company Closing Payments shall not reduce the Merger Consideration, the Exchange Ratio or any other amounts payable to the holders of Company Common Stock pursuant to this Agreement and (ii) the service providers of the Company that are owed Company Closing Payments are intended third party beneficiaries of this Section 9.2 and shall be entitled to enforce the obligations of Parent set forth herein.

9.3           Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person, (b) on the next Business Day if transmitted by national overnight courier or (c) when sent, if sent by email (to the extent no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to any Parent Party, addressed to it at:

Bed Bath & Beyond, Inc.
433 W Ascension Way, Suite 300
Murray, UT 84123
Attention: Brian LaRose; Legal Department
E-mail: [***], [***]

with a copy to (for information purposes only):

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attention:      Zachary Judd
      Jack DeMeulenaere
Email:           [***], [***]
[***], [***]

If to the Company, addressed to it at:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Attention: Donald R. Reynolds; David P. Creekman
Email: [***], [***]

with a copy to (for information purposes only):

Fathom Holdings Inc.
2000 Regency Parkway Drive, Suite 300
Cary, North Carolina 27518
Attention: Marco Fregenal
Email: [***], [***]

9.4            Certain Definitions. For purposes of this Agreement, the term:

“2024 Senior Notes” means the senior secured promissory notes, in aggregate principal amount of $5 million, issued by the Company in September 2024 to an existing stockholder of the Company, as disclosed in Note 9 of the Company’s financial statements set forth in its Annual Report on Form 10-K filed with the SEC on March 30, 2026.

“2026 Secured Note” means the Amended and Restated Subordinated Secured Promissory Note, dated as of May 29, 2026, by and between the Company and Parent in aggregate principal amount of $3,036,350.39.

“affiliate” means, as to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws, rules and regulations relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010, as amended.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement, or other understanding or Contract (including any addenda, side letter, memorandum of understanding, letter of assent, neutrality agreement, or ancillary agreement thereto) with any Union.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement entered into by the Company after the date hereof that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill provision and shall not include any provision conflicting with or otherwise impairing the Company’s ability to comply with its obligations under this Agreement.

“Company Acquisition Proposal” means any inquiry, offer or proposal from any Person or group (other than Parent and the Parent Subsidiaries) concerning (a) a merger, consolidation or other business combination transaction involving the Company, (b) a sale, lease or other disposition by merger, consolidation, recapitalization, liquidation, dissolution business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing 15% or more of the consolidated assets of the Company and the Company Subsidiaries, based on their fair market value as determined in good faith by the Company Board, (c) an issuance (including by way of merger, consolidation, business combination or share exchange) of Equity Interests representing 15% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Merger).

“Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries.

“Company Common Stock” means the Common Stock of the Company, no par value.

“Company D&O Individuals” means the individuals set forth in Section 9.4(a) of the Company Schedule of Exceptions.

“Company Equity Award” means each Company Option, Company RSU Award, Company PSU Award and Company Restricted Stock Award.

“Company Equity Plans” means the Company’s 2017 Stock Plan, the Company’s 2019 Omnibus Stock Incentive Plan and the Inducement Awards.

“Company Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries that (a) was not known or reasonably foreseeable to the Company Board as of or prior to the date hereof (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of or prior to the date hereof), and (b) does not involve or relate to a Company Acquisition Proposal; provided that in no event shall any of the following Effects constitute a Company Intervening Event: (i) changes in the price or trading volume of the Company Common Stock or Parent Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Company Intervening Event) or (ii) the Company or Parent meeting, failing to meet, or exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such circumstances may be taken into account in determining whether there has been a Company Intervening Event).

“Company IT Systems” means the computers, servers, workstations, routers, hubs, switches, circuits, Software, systems, networks, and all other information technology assets, equipment, and infrastructure owned, leased, or licensed by the Company or any of the Company Subsidiaries and used by them in the conduct of their businesses.

“Company Material Adverse Effect” means (a) any state of facts, circumstance, condition, event, change, development, occurrence, result, effect, action or omission (each an “Effect”) that, individually or in the aggregate with any one or more other Effects, (x) that has had, would reasonably be expected to have or results in a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (y) does or would reasonably be expected to prevent, materially impair, materially impede or materially delay the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Outside Date or (b) any restatement of the Company Financial Statements following the date hereof; provided, that with respect to clause (a)(x) only, no Effect to the extent arising out of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Company Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which the Company or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes after the date hereof in any applicable Laws or any changes after the date hereof in GAAP or other applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (4) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided, that this clause (7) shall not apply to (x) any representation or warranty in Section 4.4 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (y) a to the extent related to such representations and warranties identified in the preceding clause (x), the condition set forth in Section 7.2(a), and (z) any action or omission by the Company, any Subsidiary of the Company or their respective Representatives in order to comply with the Company’s obligations under Section 6.1), (8) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (9) any actions taken (or omitted to be taken) at the express written request of Parent; provided, that in the case of clauses (1), (2), (5) and (6), to the extent the impact of such Effect is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Company Material Adverse Effect”).

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Equity Plans.

“Company Owned Intellectual Property” means all Intellectual Property that is owned by the Company or any of the Company Subsidiaries.

“Company PSU Award” means each award of restricted stock units with respect to shares of Company Common Stock granted under the Company Equity Plans that is, at the time of determination, subject to vesting conditions based on the achievement of performance targets.

“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Company Restricted Stock Award” means each award of restricted stock with respect to shares of Company Common Stock granted under the Company Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service.

“Company RSU Award” means each award of restricted stock units with respect to shares of Company Common Stock granted under the Company Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service.

“Company Software” means the proprietary Software owned by the Company or any of the Company Subsidiaries, which is material to the conduct of their businesses.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account such factors as the Company Board considers in good faith to be appropriate, (a) if accepted, is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, and the identity of the Person or Persons making the proposal and (b) if consummated, would reasonably be expected to result in a transaction that is more favorable to the Company’s stockholders than the Merger, taking into account at the time of determination any proposal by Parent to amend or modify the terms of this Agreement committed to in writing and after taking into account all aspects of the Company Acquisition Proposal, including the form of consideration, the adequacy and conditionality of any financing, and the timing and likelihood of consummation.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Continuing Employee” means each employee of the Company or any of the Company Subsidiaries who is employed by the Company or any of the Company Subsidiaries as of immediately prior to the Effective Time (including those employees that are on leave) and who continues to be actively employed by the Surviving Corporation (or any of its affiliates) on or following the Effective Time.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Employee Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (c) severance, change in control, employment, individual consulting, pension, retirement, profit sharing, retention or termination plan, program, agreement, policy or arrangement or (d) other compensation or benefit plan, program, agreement, policy, practice, contract or arrangement and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, vision, or other health plans, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements, other than any (x) statutory plan, program, or arrangement that is required under applicable Laws and maintained by any Governmental Entity or (y) Multiemployer Plan.

“Environmental Laws” means any and all Laws which regulate or relate to pollution or the protection of the environment, natural resources, or human health and safety (solely to the extent related to exposure to Hazardous Substances), including Laws related to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, use, generation, processing, labeling, distribution, treatment, storage, transportation, handling of, or exposure to, any Hazardous Substances or products containing Hazardous Substances.

“Environmental Permits” means any Permits issued or required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“Equity Value of the Company” means $53,376,509.

“Equity Value Shortfall” means an amount equal to the aggregate amount of indebtedness outstanding under the 2026 Secured Note (including any accrued but unpaid interest on the principal thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.2236, subject to adjustment pursuant to Section 2.10.

“Expenses” includes all out-of-pocket fees, costs and other expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus or Registration Statement and all other matters related to the transactions contemplated by this Agreement.

“Facilitation Payment” means all unofficial payments to a Government Official to expedite a non-discretionary, routine governmental action.

“Fraud” means, with respect to any Person, an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Official” means (a) any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned or state-controlled entities, or of a public organization; (b) any political party, political party official or candidate for political office; or political campaign; or (c) any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any (a) supranational, national, federal, state, county, municipal, regional, provincial, local or foreign government, (b) any entity exercising or entitled to exercise any executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, (c) any agency, division, bureau, department, commission, board, tribunal, or other subdivision or instrumentality of any government or entity described in the foregoing clauses (a) or (b) of this definition, and (d) any court, arbitrator, tribunal, or judicial authority.

“Hazardous Substances” means (a) any material, substance, chemical or waste that is listed, defined or regulated as “hazardous,” “toxic,” a “pollutant,” or a “contaminant”, or words of similar regulatory meaning or effect, under any Environmental Law, or (b) asbestos or asbestos-containing materials, any petroleum, petroleum products, petroleum breakdown products or petroleum by-products, radioactive materials, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Inducement Award” means those certain Company Restricted Stock Units issued to Lori Muller on February 10, 2026, pursuant to that certain Inducement Restricted Stock Unit Grant.

“Intellectual Property” means all intellectual property throughout the world, including all: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names, corporate names, and other indicia of source or origin, and all applications and registrations in connection therewith; (c) all copyrights, mask works and designs and all applications and registrations in connection therewith; (d) intellectual property rights in Software; and (e) trade secrets and other intellectual property rights in confidential or proprietary information and technology.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 9.4(b) of the Company Schedule of Exceptions; and (b) when used with respect to Parent, the actual knowledge (after reasonable inquiry) of the individuals listed in Section 9.4(a) of the Parent Schedule of Exceptions.

“Law” means any international, national, provincial, state, municipal, regional, local or foreign laws (including common law), acts, statutes, ordinances, codes, bylaws, rules, regulations or constitutions, legally binding guidance, consents, permits, policies, restrictions or licenses issued, enacted, adopted, promulgated, implemented, enforced, applied, entered or otherwise put into effect by or under the authority of any Governmental Entity and any Orders, in each case, having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale (or lease in the nature thereof) agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, right of first offer, lease, sublease, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Malicious Code” means any virus, trojan horse, back door, time bomb, drop dead device, worm, or other software routines designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data, or to place any software or hardware under the positive control of a Person other than the user of the program.

“Multiemployer Plan” means a “multiemployer plan” (as defined in or within the meaning of Section 4001(a)(3) of ERISA).

“NASDAQ” means the NASDAQ National Market.

“Open Source Software” means Software that is licensed, distributed, or otherwise made available as “free software” (as defined by the Free Software Foundation), or “open source software,” including any Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org, or under any similar licensing or distribution model.

“Order” means any judgment, order, executive order, stay, ruling, consent, determination, stipulation, agreement, decision, writ, assessment, injunction, decree or award in each case enacted, adopted, promulgated, imposed, applied, or entered by or with any Governmental Entity.

“Other Filings” means all filings made by, or required to be made by, the Company or Parent with the SEC in connection with the transactions contemplated by this Agreement, other than the Joint Proxy Statement/Prospectus and Registration Statement.

“Parent Closing Price” means the closing price per share of the Parent’s common stock on the Trading Day immediately prior to the Closing Date, unless otherwise agreed by Parent and the Company in writing.

“Parent Common Stock” means shares of voting common stock of the Parent, par value $0.0001 per share.

“Parent Stock Price” means $7.00 per share of Parent Common Stock.

“Parent Equity Awards” means each Parent Option, Parent RSU Award and Parent PSU Award.

“Parent Equity Plans” means each of the Amended and Restated 2005 Equity Incentive Plan, the 2021 Employee Stock Purchase Plan, the Bed Bath & Beyond, Inc. 2025 Employment Inducement Equity Incentive Plan and the Bed Bath & Beyond, Inc. Executive Chairman Performance Award Grant Notice and Award Agreement.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (x) results in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole or (y) prevents, materially impairs, materially impedes or materially delays the consummation of the Merger and the other transactions contemplated hereby on a timely basis and in any event on or before the Outside Date; provided, that with respect to clause (x) only, no Effect to the extent arising out of the following, shall, to such extent, be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Parent Material Adverse Effect: (1) general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, generally affecting any of the industries in which Parent or its Subsidiaries operate, (2) any adoption, implementation, modification, repeal, interpretation, proposal of or other changes after the date hereof in any applicable Laws or any changes after the date hereof in applicable accounting regulations or principles, or in interpretations of any of the foregoing, (3) any change in the price or trading volume of Parent’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (4) any failure by Parent to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (5) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage, or any escalation or worsening of any such conditions, (6) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (7) any epidemic, pandemic or outbreak of disease, or any escalation or worsening of such conditions, (8) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Parent and its Subsidiaries due to the announcement and consummation of the transactions contemplated hereby or the identity of the parties to this Agreement, or the consummation of the transactions contemplated hereby (provided, that this clause (7) shall not apply to (y) any representation or warranty in Section 7.3(a) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, and (z) to the extent related to such representations and warranties identified in the preceding clause (y), the condition set forth in Section 8.3(a)), (8) any action taken by Parent, or which Parent causes to be taken by any of its Subsidiaries, in each case which is expressly required by this Agreement, (9) any actions taken (or omitted to be taken) at the express written request of the Company; provided, that in the case of clauses (1), (2), (5) and (6), to the extent the impact of such Effect is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which Parent and its Subsidiaries conduct business (and provided further, that in such event, only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Parent Material Adverse Effect”).

“Parent Option” means an option to acquire shares of Parent Common Stock granted by Parent pursuant to the Parent Equity Plans.

“Parent PSU Award” means an award of restricted stock units with respect to shares of Parent Common Stock granted under the Parent Equity Plans that is, at the time of determination, subject to performance-based vesting conditions (whether or not in addition to vesting conditions based on continued employment or service).

“Parent Representatives” means Parent’s and the Parent Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Parent RSU Award” means an award of restricted stock units with respect to shares of Parent Common Stock granted by Parent pursuant to the Parent Equity Plans that is, at the time of determination, subject solely to vesting conditions based on continued employment or service.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to and in accordance with the terms of this Agreement.

“Permit” means any permit, certificate, registration, notice, approval, consent, grant, easement, accreditation, identification number, waiver, variance, exemption, license, clearance, right, or other authorization issued or required by, or filed with, a Governmental Entity or under any applicable Law.

“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and maintained in accordance with GAAP on the financial statements of the applicable Person, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) Liens arising from transfer restrictions under securities Laws or related Laws of any jurisdiction, (d) nonexclusive licenses of Intellectual Property, and (e) with respect to Company Leased Real Property, (i) matters of record (other than matters securing or evidencing indebtedness not otherwise permitted hereunder), (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of applicable real property, (iii) applicable building, zoning and land use regulations, and (iv) Liens encumbering the fee interest in the property constituting Company Leased Real Property (as applicable) and Liens of landlords and sublandlords pursuant to the leases and subleases of the Company Leased Real Property, in each case that do not materially impair the use or occupancy of the Company Leased Real Property to which they relate.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means information in any form that is reasonably capable, directly or indirectly, of being associated with, related to or linked to, a natural Person or household, or is otherwise considered “personally identifiable information,” “personal information,” “personal data,” or any similar term defined by any applicable Laws.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Privacy Laws” means all applicable Laws and binding standards governing the privacy, security, or Processing of Personal Information, including such laws governing website and mobile application privacy policies, consumer protection, the Processing and security of payment card information, wiretapping, the interception of electronic communications, and email, text message, or telephone communications (including if and to the extent applicable to Company and Company Subsidiaries, the Telephone Consumer Protection Act of 1991, and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003).

“Proceeding” means any action, suit, claim, charge, complaint, investigation, hearing, arbitration, litigation, mediation, grievance, audit, examination or other proceeding, in each case, by or before any Governmental Entity.

“Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by applicable Privacy Laws.

“Release” means any release, spilling, emitting, leaking, pumping, pouring, emptying, injecting, allowing to escape or migrate, abandonment, deposit, disposing, discharging, dispersing, dumping, or leaching into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.

“Sanctioned Country” means any country or territory that is the subject of comprehensive country-wide or region-wide Sanctions (currently, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means (a) any Person listed on any sanctions-related list of designated Persons, maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations, Canada, the United Kingdom, the European Union, or any European Union member state; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any entity that is, in the aggregate, directly or indirectly owned, 50 percent or more, or controlled by, or acting or purporting to act on behalf of, a Person or Persons described in clauses (a), (b) or (c).

“Sanctions” means all Laws relating to economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the United Kingdom, the European Union, or any European Union member state.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) accidental, unlawful, or unauthorized acquisition of or access to, use, loss exfiltration, disclosure, alteration, destruction, encryption, corruption, or other Processing of Personal Information, confidential or proprietary information, or any other material information; or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “cybersecurity incident,” or any similar term under any applicable Law. “Security Incident” shall not include unsuccessful or attempted attacks, intrusions, or other events, including, without limitation, pings, port scans, denied log-in attempts, denial-of-service attacks that do not result in a breach of security, phishing attempts that are identified and blocked, and similar events that do not result in actual unauthorized access to, acquisition of, or disclosure of Personal Information.

“Software” means (i) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code (ii) electronic databases and compilations of data, (iii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iv) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity responsible for the administration of Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, personal property, real property, escheat or unclaimed property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and estimated taxes, and (b) any interest, penalty, or additional amounts imposed with respect to any of the foregoing.

“Trade Compliance Laws” means any Laws relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including (a) the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120 et seq., (b) the Export Administration Regulations (EAR), 15 C.F.R. Parts 730 et seq., (c) the Arms Export Control Act (22 U.S.C. § 1778), (d) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), (e) Section 999 of the Internal Revenue Code, (f) the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861) (g) Foreign Trade Regulations (15 C.F.R. Part 30) (h) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations and 19 C.F.R. Chapter 1, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (i) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service and (j) all applicable trade, export control, import, and antiboycott Laws imposed, administered or enforced in jurisdictions in which the Company operates or has operated, except to the extent inconsistent with U.S. Law.

“Trading Day” shall mean with respect to Parent Common Stock, a day on which shares of Parent Common Stock are traded on the NYSE.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code by the United States Department of the Treasury.

“Union” means any trade or labor union, labor organization, employee association, works council or other bargaining unit representative.

“Willful and Material Breach” means a material breach of a representation, warranty or covenant that is the consequence of a deliberate act or omission of the breaching party.

9.5             Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plan”	Section 6.8(a)
“Agreement”	Preamble
“Articles of Merger”	Section 1.2(b)
“Assumed PSU Award”	Section 2.7(d)
“Assumed Restricted Stock Award”	Section 2.7(b)
“Assumed RSU Award”	Section 2.7(c)
“Certificate of Merger”	Section 1.2(b)
“Change of Company Board Recommendation”	Section 6.3(a)
“Closing Date”	Section 1.2(a)
“Closing”	Section 1.2(a)
“COBRA”	Section 3.9(d)
“Company Acquisition Proposal”	Section 8.3(b)
“Company Board Recommendation”	Recital B
“Company Board”	Recital B
“Company Book-Entry Shares”	Section 2.2(b)(ii)
“Company Bylaws”	Section 3.1(b)
“Company Cancelled Shares”	Section 2.1(a)(iii)
“Company Capitalization Date”	Section 3.2(a)
“Company Certificated Shares”	Section 2.2(b)(i)

“Company Charter”	Section 3.1(b)
“Company Earned PSU Consideration”	Section 2.7(d)
“Company Fairness Opinion”	Section 3.23
“Company Financial Advisor”	Section 3.23
“Company Financial Statements”	Section 3.7(c)
“Company Leased Real Property”	Section 3.18(a)
“Company Material Contract”	Section 3.11(b)
“Company Notice Period”	Section 6.3(e)(i)
“Company Permits”	Section 3.12
“Company Preferred Stock”	Section 3.2(a)
“Company Proposed Changed Terms”	Section 6.3(e)(iii)
“Company Real Property Leases”	Section 3.18(a)
“Company Registered Intellectual Property”	Section 3.15(a)
“Company Schedule of Exceptions”	Article 3
“Company SEC Documents”	Section 3.7(a)
“Company Securitization Transactions”	3.20(a)
“Company Securitization Trusts”	3.20(a)
“Company Stock”	Section 3.2(a)
“Company Stockholders Meeting”	Section 6.1(a)
“Company Subsidiary”	Section 3.1(a)
“Company Termination Fee”	Section 8.3(a)
“Company Transaction Litigation”	Section 6.6(a)
“Company”	Preamble
“Confidentiality Agreement”	Section 6.2(b)
“Covered Persons”	Section 6.9(a)
“Earned PSU Award”	Section 2.7(d)
“Effective Time”	Section 1.2(b)
“Enforceability Limitations”	Section 3.3
“Exchange Agent”	Section 2.2(a)
“Extended Outside Date”	Section 8.1(b)
“Fractional Shares Cash Amount”	Section 2.5
“Initial Outside Date”	Section 8.1(b)
“Intended Tax Treatment”	Section 2.9(a)
“Joint Proxy Statement/Prospectus”	Section 6.1(a)
“Legal Impediment”	Section 7.1(b)
“Maximum Annual Premium”	Section 6.9(c)
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble
“Merger”	Recital A
“NCBCA”	Recital A
“NYSE Listing Application”	6.11
“Outside Date”	Section 8.1(b)
“Parent Board”	Recital C
“Parent Bylaws”	Section 4.1(b)
“Parent Capitalization Date”	Section 4.2(a)
“Parent Charter”	Section 4.1(b)

“Parent Financial Statements”	4.7(c)
“Parent Parties”	Preamble
“Parent Preferred Stock”	Section 4.2(a)
“Parent Schedule of Exceptions”	Article 4
“Parent SEC Documents”	4.7(a)
“Parent Stock”	Section 4.2(a)
“Parent Subsidiary”	Section 4.1(a)
“Parent Transaction Litigation”	Section 6.6(b)
“Parent”	Preamble
“Privacy Requirements”	Section 3.16(a)
“Registration Statement”	Section 6.1(a)
“Required Company Vote”	Section 3.3
“Sarbanes-Oxley Act”	Section 3.7(b)
“Stock Price Hurdle PSU Award”	Section 2.7(d)
“Surviving Corporation”	Recital A

9.6            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Entire Agreement. This Agreement (together with the Exhibits, Parent Schedule of Exceptions and Company Schedule of Exceptions and the other documents delivered pursuant hereto), the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

9.8            Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to Parent or the Company. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and, subject to Section 6.9, nothing in this Agreement is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties, and consequently, may not accurately characterize actual facts or circumstances.

9.11        Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, and Schedules to this Agreement. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. All references in this Agreement to “dollars” or “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Any Contract or Law defined or referred to herein means any such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. Any statement in this Agreement to the effect that any information, document or other material has been “furnished,” “delivered” or “made available” to a party or its representatives means that such information, document or other material was posted to the electronic data room hosted by or on behalf of Parent or the Company at Dropbox, in connection with the transactions contemplated hereby no later than 11:59 p.m. Eastern Time on the date that is two Business Days prior to the date hereof and has been made available on a continuous basis by or on behalf of the Parent or the Company, as applicable, for review therein by Parent or the Company and their respective representatives, as applicable, since such time.

9.12           Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)            This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except that matters relating to the fiduciary duties of the Company Board or the internal affairs of the Company shall be subject to the internal Laws of the State of North Carolina.

(b)          Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the Federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement, to the fullest extent permitted by Law, irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(c).

9.13        Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include signatures transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

9.14       Specific Performance. The parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required by the parties hereunder to consummate the transactions contemplated hereby), irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, subject to the limitations set forth in this Section 9.14, (a) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case, in the Court of Chancery of the State of Delaware or, solely if such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), or if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the federal courts of the United States of America, the Federal court of the United States of America sitting in the district of Delaware, and any appellate court from any thereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties irrevocably waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties irrevocably waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach. It is accordingly agreed that, prior to the valid termination of this Agreement in accordance with Article 9, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)) in accordance with Section 9.12, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.15         Modification or Amendment. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company has obtained the Required Company Vote; provided, that after the Required Company Vote, no amendment shall be made that, pursuant to applicable Law, requires further approval or adoption by the stockholders of the Company, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.16         Extension; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Required Company Vote has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the Parent Parties and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

BED BATH & BEYOND, INC.

By:	/s/ Marcus Lemonis
Name: Marcus Lemonis
Title: Executive Chairman and Chief Executive Officer

Merger Sub:

FATHOM MERGER SUB, INC.

By:	/s/ Amy Sullivan
Name: Amy Sullivan
Title: President and Treasurer

[Signature Page to Merger Agreement]

The Company:

FATHOM HOLDINGS INC.

By:	/s/ Marco Fregenal
Name: Marco Fregenal
Title: President, Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Sample Adjusted Exchange Ratio

If the Equity Value Shortfall is equal to $3,000,000, the Parent Stock Price is $7.00 and the total number of shares of Company Common Stock outstanding is 34,108,953, then the Exchange Ratio shall be adjusted and calculated as follows:

(a) the difference of: (i) $53,376,509 (the Equity Value of the Company); minus (ii) $3,000,000 (the Equity Value Shortfall), divided by (b) 34,108,953 (the total number of shares of Company Common Stock outstanding as of the Closing Date); divided by (c) $7.00 (the Parent Stock Price) = 0.2110.

[Signature Page to Merger Agreement]